Exhibit T3C

Form of Indenture Governing the Notes

VICI PROPERTIES 1 LLC

AND

VICI FC INC.

as Issuers

and the Subsidiary Guarantors party hereto from time to time

First-Priority Senior Secured Floating Rate Notes due 2022

INDENTURE

Dated as of [    ], 2017

UMB Bank, National Association,

as Trustee

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-ii-

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Appendix A – Provisions Relating to Notes

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EXHIBIT INDEX

Page

Exhibit A	–	Form of Note	A-1

Exhibit B	–	Form of Supplemental Indenture Related to Subsidiary Guarantors	B-1

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CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	4.02; 4.09
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(d)	11.05
	(e)	13.05
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	13.01

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

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INDENTURE dated as of [    ], 2017 among VICI Properties 1 LLC, a Delaware limited liability company (the “Company”), and VICI FC Inc., a Delaware corporation (“Capital Corp.”) (each of the Company and Capital Corp., an “Issuer” and, together, the “Issuers”), the Subsidiary Guarantors party hereto from time to time, and UMB Bank, National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $[    ] aggregate principal amount of the Issuers’ First-Priority Senior Secured Floating Rate Notes due 2022 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Adjusted Funds From Operations” for any period means EBITDA of the Company and its Subsidiaries minus (i) Consolidated Interest Expense (and all other amounts added back in clause (2) of the defined term “EBITDA”) other than amortization of deferred financing costs and original issue discount; minus (ii) Consolidated Taxes; minus (iii) all pro forma adjustments described in the last paragraph of the definition of “EBITDA”, including all Pro Forma Operating Cost Savings and Synergies.

“Adjusted Total Assets” means, for any Person as of any determination date, the sum of:

(1) Total Assets for such Person and its Restricted Subsidiaries on a combined, consolidated basis as of the end of the last completed fiscal quarter preceding such determination date; and

(2) any increase or decrease in Total Assets for such Person and its Restricted Subsidiaries on a combined, consolidated basis following the end of such quarter determined on a Pro Forma Basis through such determination date, including any increase in Total Assets for such Person and its Restricted Subsidiaries resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall CEOC or any of its Affiliates be deemed to be an Affiliate of the Company or any of its Subsidiaries solely as a result of any consolidation by CEOC of the Company and its Subsidiaries with CEOC for accounting purposes or any transaction that complies with Section 4.07.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuers, the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at October 15, 2018 (such redemption price being set forth in paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through October 15, 2018 (assuming that the rate of interest on the Note for the period from the date of redemption through October 15, 2018 will equal the rate of interest on the Note in effect on the date on which the applicable notice of redemption is given) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date, or in the case of a satisfaction and discharge of this Indenture or a legal defeasance or covenant defeasance under this Indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee, plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer, lease, license or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of any Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to an Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) the license, lease or sublease of any Real Estate Assets;

(b) a disposition of Cash Equivalents or Investment Grade Securities or dispositions of obsolete, damaged, uneconomic, surplus or worn out property, equipment or other assets or property, equipment that are no longer economically practical or commercially desirable to maintain;

(c) the disposition of all or substantially all of the assets of any Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(d) any Permitted Investment or any Restricted Payment that is permitted to be made, and is made, in compliance with Section 4.04 or any Permitted Liens or any Liens not prohibited by Section 4.12;

(e) any disposition of assets of any Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, in each case whether in a single transaction or a series of related transactions, which assets or Equity Interests so disposed of or issued have an aggregate Fair Market Value (as determined in good faith by an Officer of the Company) of less than $15.0 million;

(f) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary or an Issuer to another Restricted Subsidiary or an Issuer;

(g) any exchange of assets (including a combination of assets and Cash Equivalents) made in the ordinary course of business for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuers and the Restricted Subsidiaries as a whole, as determined in good faith by an Officer of the Company and, to the extent allowable under Section 1031 of the Code, any exchange of like property for use in a Similar Business;

(h) foreclosure or any similar action with respect to any property or other asset of any of the Issuers or any of the Restricted Subsidiaries;

(i) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) the lease, license, easement, assignment, sublease or sublicense of any real or personal property in the ordinary course of business;

(k) any sales, leases or other dispositions of inventory, receivables or other assets, in each case in the ordinary course of business;

(l) any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property or the lapse, expiration, or abandonment of any intellectual property determined by an Officer of the Company to be no longer useful or necessary in the operation of the business of the Company or any of the Restricted Subsidiaries;

(m) in each case in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuers and the Restricted Subsidiaries as a whole, as determined in good faith by an Officer of the Company;

(n) any dispositions for at least Fair Market Value of non-core assets acquired in connection with acquisitions of a business or any Investment permitted, or not prohibited, by this Indenture;

(o) any Sale/Leaseback Transaction permitted, or not prohibited, by this Indenture or any other financing transaction with respect to property built or acquired by any Issuer or any Restricted Subsidiary after the Issue Date, including any asset securitization permitted, or not prohibited, by this Indenture;

(p) dispositions in connection with foreclosures and other exercises of remedies in respect of Liens permitted, or not prohibited, by this Indenture;

(q) any disposition of Capital Stock of an Issuer or a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than an Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r) any disposition made pursuant to or in connection with any Master Lease, MLSA, Right of First Refusal Agreement, PropCo Call Right Agreement, Restructuring Transaction, Operations Management Agreement, tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan;

(s) [reserved];

(t) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(u) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(v) any disposition in connection with the Restructuring Transactions;

(x) any leases, subleases, easements, licenses or sublicenses with respect to any real or personal property entered into by an Issuer or a Restricted Subsidiary so long as such lease, sublease, easement, license or sublicense would not reasonably be expected to interfere in any material respect with, or materially impact or detract from, the use or operation (or intended use or operations) of a Project, as determined in good faith by an Officer of the Company;

(y) the (i) lease, sublease or license of any portion of a Project to Persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within a Project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with a Project (collectively, the “Venue Easements”); provided that (A) an Issuer or a Restricted Subsidiary shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (B) no Venue Easements or operations conducted pursuant thereto would reasonably be expected to interfere in any material respect with, or materially impair or detract from, the use or operation (or intended use or operations) of a Project;

(z) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of a Project; provided, that in each case such dedication or other disposition is in furtherance of, and does not in any material respect impair or interfere with the use or operations (or intended use or operations) of, a Project;

(aa) the granting of easements, rights of way, rights of access and/or similar rights to any governmental authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to a Project, the Real Property held by an Issuer, a Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of a Project;

(bb) the disposition for at least Fair Market Value of any property if such disposition is necessary for any Parent Entity of the Company to qualify, or maintain its qualification, as a real estate investment trust for U.S. federal income tax purposes, in each case, as determined in good faith by an Officer of the Company; and

(cc) the sale or exchange of specific items of property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of property that are the functional equivalent of the item of property so sold or exchanged.

“Authorized Representative” means (i) in the case of any Obligations under the Credit Agreement, the administrative agent under the Credit Agreement, (ii) in the case of the Notes Obligations, the Trustee, and (iii) in the case of any other First Priority Lien Obligations, the authorized representative (and successor thereto) named for such First Priority Lien Obligations in the applicable joinder agreement to the First Lien Intercreditor Agreement.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any Parent Entity of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner or the Parent Entity of such general partner, of such Person) or any duly authorized committee thereof. Unless otherwise indicated in this Indenture, all references to the Board of Directors shall mean the board of directors of the ultimate Parent Entity of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Calculation Agent” means a financial institution appointed by the Issuers to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to a Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capitalized Lease Obligations under GAAP as of the Issue Date or any similar lease entered into after the Issue Date shall not be included in Capitalized Lease Obligations after the Issue Date due to any changes in GAAP or interpretations thereunder or otherwise.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuers and their Subsidiaries that are Issuers or Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the combined, consolidated balance sheet of the Issuers and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by it from time to time in the ordinary course of business;

(2) direct obligations of the United States of America, Canada, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(3) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(4) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (2) above entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(7) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above;

(8) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000.0 million;

(9) instruments equivalent to those referred to in clauses (2) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(10) instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Cash Management Agreement” shall mean any agreement to provide to the Company or any of its Subsidiaries cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CEC” means Caesars Entertainment Corporation, a Delaware corporation.

“CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CES” means Caesars Enterprise Services, LLC, a Delaware limited liability company.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following:

(1) the sale, exchange or other transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons; provided that, for the avoidance of doubt, the lease of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole, shall not constitute a Change of Control; or

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of any Parent Entity of the Company.

Notwithstanding the foregoing: (A) any holding company, all or substantially all of the assets of which are comprised of the Company or any Parent Entity of the Company, shall not itself be considered a “person” or “group” for these purposes; (B) the transfer of assets between or among the Company’s Restricted Subsidiaries and the Company shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement; and

(E) the Restructuring Transactions and any transactions related thereto shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the First Lien Collateral Agent and any successor thereto in such capacity.

“Collateral Agreement” means the Collateral Agreement (First Lien) among the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association, as Collateral Agent, dated as of the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Common Units” means the capital interests designated as common units of the Company.

“Company Website” means a publicly accessible website maintained by the Company.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Company and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment fees, any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting and non-cash costs associated with interest rate or currency Hedging Obligations, or any other financing fees, and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of original issue discount, of the Company and its Restricted Subsidiaries for such period on a combined, consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to Company and its Restricted Subsidiaries for any period, to the extent included in computing Consolidated Net Income, the sum, without duplication, of:

(1) consolidated interest expense of the Company and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment fees, any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting and non-cash costs associated with interest rate or currency Hedging Obligations, or any other financing fees); plus

(2) consolidated capitalized interest of the Company and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) [reserved]; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate of the combined, consolidated Net Income of the Company and its Restricted Subsidiaries for such period, on a combined, consolidated basis (before giving effect to any charges resulting from the redemption of Preferred Stock of the Company or any Parent Entity of the Company, and without giving effect to deductions for non-controlling or minority interests in the Company); provided, however, that, without duplication:

(1) (A) the Net Income for such period of any Person that is not a Subsidiary of the Company or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof (other than an Unrestricted Subsidiary) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any such Person in excess of the amounts included in clause (A);

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (B) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions have been legally waived or are imposed pursuant to this Indenture, the Security Documents or the Credit Facility Documents; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any Issuer or such Restricted Subsidiary to such Person, to the extent not already included therein; and

(3) an amount equal to the amount of Tax Distributions actually made to any Parent Entity or equity holder of such Person in respect of such period in accordance with Section 4.04(c)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income to the extent increasing Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section 4.04 pursuant to clause (F) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to the Company and its Restricted Subsidiaries for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company and its Restricted Subsidiaries for such period on a combined, consolidated basis and otherwise determined in accordance with GAAP including any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid and included in the calculation of Consolidated Net Income in a prior period.

“Consolidated Taxes” means, with respect to the Company and its Restricted Subsidiaries for any period, the provision for taxes based on income, profits or capital, including, without limitation, federal, state, franchise, property, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), in each case determined in accordance with GAAP, and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any letters of credit or bank guarantees to the extent undrawn) consisting of Capitalized Lease Obligations and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries, in each case determined on a combined, consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CPLV Entity” means any of CPLV Mezz 1 LLC, CPLV Mezz 2 LLC and CPLV Mezz 3 LLC, each a Delaware limited liability company, CPLV HoldCo, any of its Subsidiaries, and any other Parent Entity of CPLV Holdco that is a Subsidiary of the Company that is formed after the Issue Date for tax or financing activities or other necessary or desirable business purpose as determined by the Board of Directors related to such entities and their assets.

“CPLV HoldCo” means CPLV Property Owner LLC, a Delaware limited liability company.

“Credit Agreement” means the credit agreement, dated as of [_], 2017 among the Issuers, the guarantors named therein, the financial institutions named therein, and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, except to the extent any such refinancing, replacement or other restructuring is designated by the Issuers not to be included in the definition of “Credit Agreement.”

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Facility” means the Credit Agreement and whether or not the Credit Agreement remains outstanding, if designated by the Issuers to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facility Documents” means the collective reference to any agreement governing any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(A) $30.0 million, plus

(B) to the extent such amount is a positive number, (x) 95% of the aggregate amount of the Adjusted Funds From Operations accrued on a cumulative basis less (y) the aggregate amount of cash dividends or cash distributions declared or paid (without duplication) pursuant to Section 4.04(b), in each case, during the period (taken as one accounting period) beginning on the Issue Date and ending on the last day of the last fiscal quarter preceding the date of the applicable Restricted Payment for which financial statements have been furnished pursuant to Section 4.02, plus

(C) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by an Officer of the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness or Disqualified Stock pursuant to Section 4.03(b)(xii)) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock; and excluding the issue or sale of Equity Interests funded by loans or advances to officer, directors, employees or consultants of the Company or the issuance of Equity Interests the cash proceeds of which are used to fund the costs of expenses of any management or employee equity plan or benefit plan or agreement or the issuance of Equity Interests the proceeds of which are used to make a voluntary payment or distribution on Junior Lien Obligations) or any Parent Entity of the Company, including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an Issuer), plus

(D) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by an Officer of the Company) of property other than cash after the Issue Date (other than Excluded Contributions and contributions in exchange for which there has been issued Refunding Capital Stock, Designated Preferred Stock or Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness or Disqualified Stock pursuant to Section 4.03(b)(xii)), plus

(E) 100% of the principal amount of any Indebtedness or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of any Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or another Issuer) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any Parent Entity of the Company (provided in the case of any such Parent Entity, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(F) 100% of the aggregate amount received by the Company or any of its Restricted Subsidiaries in cash and the Fair Market Value (as determined in good faith by an Officer of the Company) of property other than cash received by the Company or any Restricted Subsidiary after the Issue Date from:

(I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Permitted Investments incurred under clauses (10) or (20) of the definition thereof or Restricted Investments made in compliance with this Indenture by the Company and the Restricted Subsidiaries and from repurchases and redemptions of Permitted Investments incurred under clauses (10) or (20) of the definition thereof or such Restricted Investments from the Company and the Restricted Subsidiaries by any Person (other than the Company or any of the Restricted Subsidiaries) and from repayments of loans or advances or other transfers of assets or other returns (including by way of dividends, interest, distributions, returns of principal, repayments, income and similar amounts), and releases of guarantees, which constituted Permitted Investments incurred under clauses (10) or (20) of the definition thereof or Restricted Investments permitted under this Indenture (to the extent such amount is not otherwise used pursuant to an exception in Section 4.04(c));

(II) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent that the Investment in such Unrestricted Subsidiary was made pursuant to clause (vii) of Section 4.04(c) or constituted a Permitted Investment); or

(III) a distribution or dividend from an Unrestricted Subsidiary (except to the extent that such distribution or dividend has been included in Adjusted Funds from Operations and applied to the Cumulative Credit pursuant to clause (B) above), plus

(G) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary after the Issue Date, the Fair Market Value (as determined in good faith by an Officer of the Company) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) of Section 4.04(c) or constituted a Permitted Investment), plus

(H) the aggregate amount of Net Proceeds not required to be applied in accordance with Section 4.06(b) due to the operation of the $30.0 million threshold contained therein, to the extent used to make an Investment, plus

(I) the amount of any Declined Proceeds.

“Declined Proceeds” means (i) if the aggregate amount of Notes tendered pursuant to an Asset Sale Offer or Collateral Asset Sale Offer is less than the Excess Proceeds or Collateral Excess Proceeds, as applicable, the amount of any such remaining Excess Proceeds or Collateral Excess Proceeds and (ii) if the aggregate amount of Notes tendered pursuant to a Net Debt Proceeds Offer is less than the Net Debt Proceeds Offer Amount, the amount of any such remaining Net Debt Proceeds.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by an Officer of the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate delivered to the Trustee, on the issuance date thereof.

“Destruction” means any damage to, loss or destruction of all or any portion of the Collateral.

“Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged only when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, asset sale or similar event),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of an Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any one time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Company and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period; provided, however, that without duplication and in each case to the extent included in calculating Consolidated Net Income:

(1) Consolidated Taxes shall be excluded;

(2) Consolidated Interest Expense, and to the extent not included in Consolidated Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock or Preferred Stock and (y) costs of surety bonds in connection with financing activities for such period (net of interest income for such period) shall be excluded;

(3) Consolidated Depreciation and Amortization Expense shall be excluded;

(4) Consolidated Non-cash Charges shall be excluded;

(5) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid in accordance with Section 4.07 (or any accruals related to such fees and related expenses) during such period shall be excluded;

(6) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of an Issuer or a Subsidiary Guarantor (other than by an Issuer) or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit shall be excluded;

(7) Pre-Opening Expenses and expenses related to entering into new leases or lease restructuring shall be excluded;

(8) any nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations or closures, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), and expenses or charges related to any offering of Equity Interests or debt securities of the Company, any Investment, acquisition, disposition or recapitalization, or any issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Restructuring Transactions (including any costs relating to auditing prior periods, transition-related expenses, Restructuring Transaction Expenses, any costs and expenses related to employment of terminated employees, or other rights existing on the Issue Date of officers, directors and employees, in each case of the Company or any of its Subsidiaries incurred before, on or after the Issue Date), shall be excluded;

(9) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (other than any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period), shall be excluded;

(10) any income or loss from disposed, abandoned, transferred, closed or discontinued operations and any gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(11) any gain or loss (less, in the case of any gain, all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (as determined in good faith by an Officer of the Company) shall be excluded

(12) any gain or loss (less, in the case of any gain, all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(13) any currency translation gains and losses related to currency re-measurements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded;

(14) (x) “straight-line” rental income in excess of cash received shall be excluded, and (y) cash received which exceeds the amount recognized in respect of “straight-line” rental income shall be included;

(15) direct financing lease adjustments shall be excluded;

(16) (x) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (y) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Consolidated Net Income in a future period);

(17) costs associated with initiating public company reporting, including compliance with the Sarbanes-Oxley Act of 2002 shall be excluded;

(18) accruals and reserves that are established or adjusted within twelve months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(19) the cumulative effect of a change in accounting principles shall be excluded; and

(20) effects of purchase accounting and fresh start accounting adjustments and principles (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or fresh start accounting in relation to the Restructuring Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, and election of push-down accounting shall be excluded.

EBITDA shall be increased to reflect net cost savings and synergies projected by the Company to be realized as a result of specified actions taken or expected to be taken to the extent such net cost savings or synergies are reasonably expected to be achieved, completed or realized within 24 months in connection with acquisitions and cost saving, restructuring and similar initiatives, as determined in good faith by an Officer of the Company; provided that any such projected net cost savings and synergies, together with any Pro Forma Operating Cost Savings and Synergies included in calculating EBITDA for such period shall not exceed 2.50% of EBITDA for such period (calculated without giving effect to such projected net cost savings and synergies and Pro Forma Operating Cost Savings and Synergies).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any Parent Entity of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such Parent Entity’s common equity or common stock, as applicable, registered on Form S-4 or Form S-8;

(2) issuances to the Company or its Subsidiaries; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the property and other assets of the Issuers and the Subsidiary Guarantors that are excluded from the grant of a Lien in favor of the First Lien Collateral Agent, on behalf of the First Lien Secured Parties, pursuant to the terms of the Security Documents.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by an Officer of the Company or the Board of Directors) received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary’s management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, and delivered to the Trustee.

“Excluded Indebtedness” means all Indebtedness Incurred in compliance with Section 4.03.

“Fair Market Value” means, with respect to any asset, property or service, as determined in good faith by an Officer of the Company, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the Credit Agreement and in its capacity as collateral agent for the holders of the Notes and the holders of the First Priority Lien Obligations, together with its successors and permitted assigns; and in each case provided that if such First Lien Collateral Agent is not Wilmington Trust, National Association, such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means (i) that certain First Lien Intercreditor Agreement among the Issuers, the First Lien Collateral Agent, Wilmington Trust, National Association, as Authorized Representative under the Credit Agreement, the Trustee, as an Initial Other Authorized Representative, and the other parties from time to time party thereto, dated as of the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i).

“First Lien Leverage Ratio” means, with respect to the incurrence at any date of additional Indebtedness by the Company or any of its Restricted Subsidiaries, the ratio of (i) Consolidated Total Indebtedness constituting First Priority Lien Obligations of the Company and its Restricted Subsidiaries as of such date (determined on a combined, consolidated basis in accordance with GAAP) to (ii) EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters for which reports have been furnished pursuant to Section 4.02 immediately preceding such date on which such additional Indebtedness is Incurred, determined on a Pro Forma Basis; provided that, if the Company has not furnished pursuant to Section 4.02 financial statements for the four full fiscal quarters beginning and ending following the date of this indenture, EBITDA shall be determined as follows: (A) prior to the date on which financial statements have been furnished pursuant to Section 4.02 for the first full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma for the purposes of clause (ii) shall be $442.0 million; and (B) following the date on which financial statements have been furnished pursuant to Section 4.02 for a full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the purposes of clause (ii) shall be annualized based upon EBITDA on a Pro Forma Basis for the preceding full fiscal quarter or quarters following the date of this Indenture (e.g. following the date on which financial statements have been furnished pursuant to Section 4.02 for the third full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the four full fiscal quarters shall be computed by dividing EBITDA on a Pro Forma Basis for the three full fiscal quarters, by 0.75).

“First Lien Secured Parties” means the Persons holding any First Priority Lien Obligations, including the First Lien Collateral Agent.

“First Priority After-Acquired Property” means any property of any Issuer or any Subsidiary Guarantor that is required pursuant to the Credit Agreement Documents to secure any First Priority Lien Obligations that is not already subject to the Lien under the Credit Agreement Documents, other than any Excluded Assets.

“First Priority Liens” means all present and future Liens securing First Priority Lien Obligations as set forth in the Collateral Agreement.

“First Priority Lien Obligations” means (i) all Indebtedness Incurred pursuant to Section 4.03(b)(i) that is secured by the Collateral on a pari passu basis with the Notes, (ii) Notes Obligations, (iii) Other First Priority Lien Obligations and (iv) all other Obligations of an Issuer or any Restricted Subsidiary in respect of Hedging Obligations or Obligations in respect of any Cash Management Agreement in each case owing to a Person that is a holder of Indebtedness described in clauses (i), (ii) or (iii) of this definition or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of any Cash Management Agreement.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than cash, the Equity Interests or debt securities of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” or “combined” with respect to any Person shall mean such Person consolidated or combined with its Restricted Subsidiaries, as applicable, and shall not include any Unrestricted Subsidiary (but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment) or any other Person that does not constitute a Subsidiary of such Person.

“Gaming Authorities” means, in any jurisdiction in which any Issuer or any of its subsidiaries manages or conducts any casino, racing, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the casino, racing or gaming activities of the Company or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rules, regulations, orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling, racing or casino activities, and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, racing or gaming businesses or activities of any Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” or “Incurrence” shall have a correlative meaning.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property or services, to the extent the same would appear as a long-term liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (except any such balance that constitutes (i) trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and are not paid when due and (iii) accrued expenses or intercompany liabilities arising in the ordinary course of business), (d) in respect of Capitalized Lease Obligations or (e) representing net Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by an Officer of the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (4) Permitted Non-Recourse Guarantees until such time as they become primary obligations of, and payments are due and required to be made thereunder by, such Person or any of its Restricted Subsidiaries, (5) operating leases, (6) deferred tax liabilities, (7) customary obligations under employment agreements and deferred compensation, (8) the Common Units or (9) any obligations or liabilities that arise or are deemed to arise as a result of a transaction or series of related transactions that constitute a “failed sale” as determined in accordance with GAAP.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, that is, as determined in good faith by an Officer of the Company, qualified to perform the task for which it has been engaged.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 15, 2018.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(5) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including by means of a merger or other business combination transaction) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by an Officer of the Company) of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by an Officer of the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means [    ], 2017.

“Junior Lien Intercreditor Agreement” means (i) the intercreditor agreement, dated as of the Issue Date, among Wilmington Trust, National Association, as agent under the Credit Agreement, UMB Bank, National Association, as the trustee and collateral agent under the Second Lien Notes, the Trustee, the Issuers and each Subsidiary Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, including, without limitation, the addition of other representatives of Junior Lien Obligations, and (ii) any other intercreditor agreement that is not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i) (as determined by the Company in good faith).

“Junior Lien Obligations” means Obligations with respect to other Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured on a basis junior to the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Junior Lien Intercreditor Agreement or otherwise agreed to be bound by its terms.

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on the Determination Date. If Reuters Page LIBOR 01 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period. Notwithstanding the foregoing, if the rate previously quoted on the Reuter Page LIBOR 01 has been discontinued or is otherwise no longer in effect, LIBOR shall mean a successor rate, including any adjustments thereto, applied in a manner consistent with market practice, selected by the Company in its reasonable good faith judgment to maintain the then-current yield on the Notes to the extent reasonably practicable, and consistent with the definition of LIBOR employed by the Company and the administrative agent under the Credit Agreement, if applicable, which successor rate shall be identified in an Officer’s Certificate delivered to the Calculation Agent not less than 30 days prior to the date that such successor rate shall become effective.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease, any Master Lease, the MLSA or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any acquisition permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing and/or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Master Lease” means (i) the Master Lease (CPLV) among Desert Palace LLC, CEOC and CEOC, LLC, as Tenant, and CPLV Property Owner LLC, as Landlord, (ii) the Master Lease (Non-CPLV) among CEOC, LLC and the entities listed therein, as Tenant, and the entities listed therein, as Landlord, (iii) the Lease (Joliet) by and between Harrah’s Joliet Landco LLC as Landlord and Des Plaines Development Limited Partnership, as Tenant, for Harrah’s Joliet—Joliet, Illinois, (iv) any ROFR Lease (as defined in the Right of First Refusal Agreement) and (v) any Option Lease, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.

“MLSA” means (i) the Management and Lease Support Agreement (CPLV) among Desert Palace LLC and CEOC and CEOC, LLC, as Tenant, CPLV Manager, LLC, as Manager, CEC, as Lease Guarantor, CPLV Property Owner LLC, as Landlord, Caesars License Company, LLC and Caesars World, Inc., (ii) the Management and Lease Support Agreement (Non-CPLV) among CEOC, LLC and entities listed therein, as Tenant, Non-CPLV Manager, LLC, as Manager, CEC, as Lease Guarantor, the entities listed therein, as Landlord, Caesars License Company, LLC and Caesars Enterprise Services, LLC and (iii) each real estate management agreement and any other operating management agreement or shared services agreement entered into by any Issuer or Restricted Subsidiary with CEC or with any Subsidiary of CEC, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Property owned or leased by any Issuer or any Subsidiary Guarantor encumbered by a Mortgage to secure the Notes Obligations.    For the avoidance of doubt, the Mortgaged Properties securing the Notes Obligations shall be the same as the Mortgaged Properties securing Indebtedness under the Credit Agreement.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.

“Net Debt Proceeds” means 100% of the cash proceeds from the Incurrence by the Company or any Subsidiary Guarantor of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred, or projected by the Company to be incurred, in connection with such Incurrence.

“Net Debt Proceeds Offer Amount” means an amount equal to the Notes Pro Rata Share of the Net Debt Proceeds.

“Net Debt Proceeds Offer Date” means the date that is ten (10) Business Days after the date of any Net Debt Proceeds.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Insurance Proceeds” means the insurance proceeds (excluding liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it and excluding the proceeds of business interruption insurance) or condemnation awards actually received by an Issuer or any Restricted Subsidiary as a result of the Destruction or Taking of all or any portion of the Collateral, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Taking or Destruction (including, without limitation, expenses of attorneys and insurance adjusters); and

(2) repayment of Indebtedness that is secured by the property or assets that are the subject of such Taking or Destruction; provided that, in the case of any Destruction or Taking involving Collateral, the Lien securing such Indebtedness constitutes a First Priority Lien.

“Net Proceeds” means 100% of the cash proceeds actually received by the Issuer or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to First Priority Lien Obligations) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) taxes paid or payable (in the good faith determination of the Issuer) as a result thereof or the amount permitted to be distributed to any Parent Entity of the Issuer pursuant to Section 4.04(c)(xi), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Issuer or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) amounts required to be distributed as a result of the realization of gains from Asset Sales in order to maintain or preserve any Parent Entity’s status as a real estate investment trust under the Code.

“New Project” shall mean each capital project which is either a new project or a new feature at an existing project owned by the Company or its Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Security Documents (including all interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Notes Pro Rata Share” means, at any time, the ratio of the aggregate principal amount of Notes to the aggregate principal amount of Indebtedness constituting all First Priority Lien Obligations (including the Notes), other than revolving credit Indebtedness, in each case, outstanding at such time.

“Obligations” means any principal, interest, penalties, fees, prepayment premiums, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and other amounts accruing during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such proceeding); provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Administrative Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Controller, the Secretary or any Vice President (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.    Unless the context otherwise requires, the Officer’s Certificate will refer to an Officer’s Certificate of the Company.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, as in effect as on the Issue Date, as such agreement may be amended, restated, replaced or otherwise modified from time to time.

“Operations Management Agreement” means the MLSA, each real estate management agreement and any other operating management agreement or shared services agreement entered into by any Issuer or any of the Restricted Subsidiaries with CEC or with any Subsidiary of CEC, in each case as amended, restated, supplemented or otherwise modified in accordance with this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Option Lease” means any lease entered into by the Company or any of its Restricted Subsidiaries in respect of any of the Option Properties.

“Option Properties” means such properties and improvements thereto which are the subject of that certain PropCo Call Right Agreement, by and among CEC, the Company and the other parties thereto, entered into in connection with the consummation of the Plan.

“Other First Priority Lien Obligations” means other Indebtedness or Obligations of the Issuers and their Restricted Subsidiaries that are equally and ratably secured with the Notes as permitted by this Indenture and are designated by the Issuers as Other First Priority Lien Obligations; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement or otherwise agreed to be bound by its terms.

“Parent Entity” means, with respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (a) owns or controls, directly or indirectly, more than 50% of the total voting power of shares of Capital Stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (b) owns or controls, directly or indirectly, more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (c) is the controlling general partner of, or otherwise controls, such entity. For the avoidance of doubt, REIT is a Parent Entity of the Company.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Subsidiary Guarantor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s obligations in respect of the Notes.

“Permitted Encumbrances” means those exceptions specified in the title policies delivered in respect of the Mortgaged Properties.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by an Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to and complying with the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date, which extensions, modifications or renewals, taken as whole, are not, as compared to the original Investment, materially less favorable, to the Issuers and the Restricted Subsidiaries as determined in good faith by an Officer of the Company, and do not materially impair the ability of the Issuers to make payments on the Notes or of the Subsidiary Guarantors to make payment on their guarantees; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6) advances to employees of the Company or its Restricted Subsidiaries, taken together with all other advances made pursuant to this clause (6), not to exceed $6.0 million at any one time outstanding;

(7) any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(ix);

(9) [reserved];

(10) additional Investments having an aggregate Fair Market Value (as determined in good faith by an Officer of the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed (i) the greater of (x) $100.0 million and (y) 2.33% of Adjusted Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not an Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes an Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be an Issuer or a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees of the Company or its Restricted Subsidiaries for payroll payments, business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any Parent Entity of the Company;

(12) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any Parent Entity of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (D) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (v), (vi), (xi)(B) and (xviii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in compliance with Section 4.03 and Section 4.11;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment made pursuant to or in connection with any Master Lease, MLSA, Right of First Refusal Agreement, PropCo Call Right Agreement, Restructuring Transaction, tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) Investments consisting of the ownership interest in or the transfer of (whether by a contribution or otherwise) some or all of the Undeveloped Land to a Development Unrestricted Subsidiary or joint venture formed for the purpose of developing such Undeveloped Land;

(20) Investments in joint ventures and Unrestricted Subsidiaries not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $75.0 million and 1.50% of Adjusted Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not an Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes an Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be an Issuer or a Restricted Subsidiary;

(21) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with an Issuer or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities, in each case arising in the ordinary course of business;

(23) entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (23));

(24) Investments in tenants and property managers (a) in an aggregate amount not to exceed the greater of (x) $45.0 million and (y) 1.00% of the Company’s Adjusted Total Assets at any time outstanding or (b) constituting advances to fund the alteration, improvement, exchange, replacement, modification or expansion of leased improvements or fixtures required to be made pursuant to the Master Lease or comparable or similar lease;

(25) Investments in joint ventures established to develop or operate properties or facilities within a Project not to exceed at any one time in the aggregate outstanding under this clause (25) the greater of $45.0 million and 1.00% of Adjusted Total Assets;

(26) Permitted Mortgage Investments;

(27) Investments resulting from any Liens permitted by Section 4.12;

(28) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices; and

(29) any Investment (i) deemed to exist as a result of an Unrestricted Subsidiary distributing a note or other intercompany debt to a parent of such Subsidiary that is a Restricted Subsidiary (to the extent there is no cash consideration or services rendered for such note or other intercompany debt) and (ii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or under workmen’s compensation laws, unemployment insurance laws or similar legislation or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, repairmen’s, supplier’s, construction or mechanics’ Liens, in each case for sums not overdue by more than 45 days or being contested in good faith by appropriate proceedings and in respect of which, if applicable, an Issuer or Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings and the Company or the affected Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP with respect thereto or the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 4.03, and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (ii)(B), (iv), (xi), (xv), (xxi) and (xxv) of Section 4.03(b) (provided that (1) in the case of clause (iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and accessions and additions thereto and any proceeds or products thereof and customary security deposits and related property, (2) in the case of clause (xi), such Indebtedness may not be secured by First Priority Liens, (3) in the case of clause (xv), such Indebtedness is secured by a Lien junior to the Lien securing the Notes or by a Lien on Excluded Assets or Disqualified Stock and (4) in the case of clause (xxi), such Lien applies solely to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and accessions and additions thereto and any proceeds or products thereof and customary security deposits and related property; provided further that individual financings provided by one lender in the case of clause (iv) or clause (xxi) may be cross-collateralized to other financings provided by such lender under clause (iv) or clause (xxi));

(7) Liens existing on the Issue Date after giving effect to the Restructuring Transactions or created following the Issue Date pursuant to agreements in existence on the Issue Date requiring the creation of such Liens (other than Liens in favor of the lenders under the Credit Agreement, the Notes or the Second Lien Notes);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary (including any after acquired property to the extent it would have been subject to the original Lien); provided, however, that such Liens (other than Liens to secure Indebtedness incurred pursuant to clause (xv) of Section 4.03(b)) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by an Issuer or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(9) Liens on assets or property, and accessions and additions thereto and proceeds and products thereof, at the time an Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into an Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness incurred pursuant to clause (xv) of Section 4.03(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by an Issuer or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition or property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of an Issuer or a Restricted Subsidiary owing to another Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(11) Liens securing Hedging Obligations not incurred in violation of this Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person granted in the ordinary course of business and securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) any interest or title of a lessor or sublessor under any leases or sublease entered into by any Issuer or any Restricted Subsidiary in the ordinary course of business;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and their Restricted Subsidiaries in the ordinary course of business;

(15) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(xxii) provided such Liens do not extend to any property of the Company or a Subsidiary Guarantor other than the equity interests held by the Company or a Subsidiary Guarantor in such joint venture;

(16) any encumbrance or restriction in any agreement related to the development or financing of a Project, Hedging Obligations or under Permitted Non-Recourse Guarantees, but only to the extent that such encumbrance or restriction relates and is limited to the property that is subject of the agreement (and proceeds thereof);

(17) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Issuer or any Restricted Subsidiary;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (15) and this clause (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if greater) or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and this clause (20) at the time the original Lien became a Permitted Lien under this Indenture, and (B) any unpaid accrued interest and an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) (A) if the original Lien was pari in priority to the Liens securing the Notes, such new Lien shall be pari or junior in priority to the Liens securing the Notes or (B) if the original Lien was junior in priority to the Liens securing the Notes, such new Lien shall be junior in priority to the Liens securing the Notes;

(21) Liens on equipment of an Issuer or any Restricted Subsidiary granted in the ordinary course of business to such Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services under any Cash Management Agreement or other similar arrangements or to implement cash pooling arrangements otherwise permitted under this Indenture;

(25) other Liens securing obligations which obligations do not exceed the greater of $35.0 million and 0.75% of Adjusted Total Assets at any one time outstanding;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement otherwise permitted under this Indenture;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of an Issuer or any Restricted Subsidiary otherwise permitted under this Indenture;

(28) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Permitted Encumbrances;

(30) the Venue Easements and any other easements, covenants, rights of way or similar instruments granted in connection with the leases contemplated under clause (x) of the definition of “Asset Sale” or otherwise entered into in connection with the Restructuring Transactions, which in each case would not individually or in the aggregate reasonably be expected to interfere in any material respect with, or materially impair or detract from, the use or operation (or intended use or operations) of a Project;

(31) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by an Issuer or a Restricted Subsidiary designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by an Issuer or a Restricted Subsidiary, (B) to separate one or more of the parcels thereof together so long as the entirety of each resulting parcel shall be owned by an Issuer or a Restricted Subsidiary;

(32) from and after the lease or sublease of any interest pursuant to clause (x) or (y) of the definition of “Asset Sale” or otherwise entered into in connection with the Restructuring Transactions, any reciprocal easement agreement entered into between an Issuer or a Restricted Subsidiary and the holder of such interest, which in each case would not individually or in the aggregate reasonably be expected to interfere in any material respect with, or materially impair or detract from, the use or operation (or intended use or operations) of a Project;

(33) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions incurred in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of any Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Issuer or any Restricted Subsidiary, including with respect to credit card chargebacks and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of any Issuer or any Restricted Subsidiary in the ordinary course of business;

(34) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Sections 4.03(b)(x) or (xxvi) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(35) Liens solely on any cash earnest money deposits made by any Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(36) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(37) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (4) of the definition of “Cash Equivalents”;

(38) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(39) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(40) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(41) with respect to any Permitted Vessel Liens;

(42) Liens securing Indebtedness permitted under Section 4.03(b)(xxviii);

(43) any Lien arising (i) pursuant to or in connection with the terms of any Master Lease or any MLSA, (ii) in connection with the Restructuring Transactions, or (iii) pursuant to any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan; and

(44) Liens arising out of capitalized lease transactions, so long as such Liens attach only to the property sold and being leased in such transaction and accessions and additions thereto or proceeds and products thereof and related property and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to a Similar Business.

“Permitted Non-Recourse Guarantees” means the following indemnities and guarantees provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries for the benefit of lenders in financing transactions that are directly or indirectly secured by Real Property or other Real Property related assets (including Capital Stock) of a joint venture, operator or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture, operator or Unrestricted Subsidiary that is the borrower in such financing, but is otherwise nonrecourse to the Company and its Restricted Subsidiaries: (a) environmental indemnities with respect to hazardous materials; (b) indemnities and limited contingent guarantees arising from “bad act” recourse trigger provisions found in secured real finance transactions, including (x) indemnities for and liabilities arising from recourse triggers based on fraud or misrepresentation of the applicable obligor, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor and required to be paid to the lender, (y) guarantees of all or a part of the related financing arising from recourse triggers based on violations of transfer provisions, a voluntary bankruptcy filing (or similar filing or action) or involuntary bankruptcy filed in collusion with such obligor, and (z) indemnities and guarantees triggered by other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or carve-out guarantees in non-recourse financings of real estate; or (c) completion guarantees so long as the joint venture, operator or Unrestricted Subsidiary, as applicable, is adequately capitalized based on industry standards and such completion guarantee is given with the intention of back-stopping such capitalization and not provided in lieu of such capitalization.

“Permitted Vessel Liens” shall mean:

(i) Liens for seaman’s wages (including those of masters), maintenance, cure and stevedore’s wages;

(ii) Liens for damages arising from maritime torts (including personal injury and death) which are unclaimed or covered by insurance (subject to applicable deductibles);

(iii) Liens for general average and salvage,

(iv) Liens for necessaries or otherwise arising by operation of law in the ordinary course of business in operating, maintaining or repairing a Vessel;

(v) statutory Liens for current taxes or other governmental charges where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of this Indenture and the Notes or the material rights and remedies of the Trustee and the holders thereunder; and

(vi) mechanics’, carriers’, workers’, repairers’ and similar statutory or common law Liens arising or incurred in the ordinary course of business,

in each case in the preceding clauses (i) through (vi), for amounts which are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain confirmed Third Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code for Caesars Entertainment Operating Company and certain affiliated debtors, filed in the jointly administered proceedings commenced by Caesars Entertainment Operating Company and certain affiliated debtors, titled In re Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the Northern District of Illinois, as confirmed on January 17, 2017, as may be supplemented.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to Projects that are classified as “pre-opening expenses,” “project open costs” (or any similar or equivalent caption) on the applicable financial statements of the Company and the Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination on a Pro Forma Basis, pro forma effect shall be given to any Asset Sale, acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation in accordance with the terms herein, New Project, the Restructuring Transactions and any restructurings of the business of the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in an Officer’s Certificate (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Indenture or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid, repurchased or redeemed during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) and shall be deemed to have been issued, incurred, assumed or permanently repaid, repurchased or redeemed at the beginning of such period and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, and (iii) (A) any Subsidiary Redesignation then being designated in accordance with the terms herein, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a chief financial or accounting Officer of the Company and set forth in reasonable detail in an Officer’s Certificate and may include, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Restructuring Transactions) (such adjustments, “Pro Forma Operating Cost Savings and Synergies”), such amount, together with any adjustments or increases to EBITDA for such period pursuant to the last paragraph of the definition thereof, shall not exceed 2.50% of EBITDA for the last four fiscal quarters ending with the fiscal quarter most recently ended for which financial statements have been furnished pursuant to Section 4.02(a) immediately preceding the date of the event for which pro forma effect is being given (calculated without giving effect to such Pro Forma Operating Cost Savings and Synergies and any increases to EBITDA for such period pursuant to the last paragraph of the definition thereof).

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Operating Cost Savings and Synergies” has the meaning assigned to it in the definition of “Pro Forma Basis.”

“Project” means each project of the Issuers or any Restricted Subsidiary which is either a new project or a new feature of an existing project.

“Project Financing” shall mean (1) any Capitalized Lease Obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any Undeveloped Land or property located thereon or any refinancing of any such Indebtedness and (2) any Sale/Leaseback Transaction of any Undeveloped Land or property located thereon.

“Project Notice” shall mean an Officer’s Certificate delivered to the Collateral Agent identifying the applicable Mortgaged Property constituting Undeveloped Land, providing a reasonable description of the applicable Project that the Company anticipates in good faith will be undertaken with respect to such Undeveloped Land and identifying the Project Financing to be entered into in connection with the financing of such Project.

“Purging Distribution” means the declaration or payment of any dividend or making of any distribution to distribute to the holders of the Capital Stock of any Parent Entity of the Company any accumulated earnings and profits attributable to such Parent Entity as a result of such Parent Entity’s direct or indirect ownership of the Company for any years such Parent Entity did not qualify as a real estate investment trust under the Code, including any earnings and profits allocated to such Parent Entity as a result of the Restructuring Transactions.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of any Parent Entity which results in such Equity Interests being listed on a national exchange.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (x) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal, whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or any Undeveloped Land or, to the extent owned by an Issuer or a Restricted Subsidiary on the Issue Date, any Real Property located outside the United States or (y) assumed by a Qualified Non-Recourse Subsidiary for such purpose, and (2) is non-recourse to each Issuer and each Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (i) a Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer and that is formed or created after the Issue Date in order to finance the acquisition, lease, construction, repair, replacement or improvement of any property or any Undeveloped Land or, to the extent owned by an Issuer or a Restricted Subsidiary on the Issue Date, any Real Property located outside the United States (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt incurred in respect of such property and (ii) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuers’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any Parent Entity of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Assets” of a Person means, as of any date, the Real Property assets of such Person and its Restricted Subsidiaries on such date, on a combined, consolidated basis determined in accordance with GAAP.

“Real Estate Revenues” means, with respect to any Real Estate Asset of the Company and its Restricted Subsidiaries owned as of the Issue Date, rental revenues (including, for the avoidance of doubt, earned income from direct financing leases) generated by such Real Estate Assets during the most recently completed four fiscal quarters preceding the applicable determination date; provided that such rental revenues shall (x) exclude the non-cash portion of “straight-line” rental income, (y) include the cash received which exceeds the amount recognized in respect of “straight-line” rental income, and (z) exclude direct financing lease adjustments; provided further that (i) prior to the date on which financial statements have been furnished pursuant to Section 4.02 for the first full fiscal quarter beginning and ending following the date of this Indenture, Real Estate Revenues shall be $465.0 million; and (ii) following the date on which financial statements have been furnished pursuant to Section 4.02 for the first full fiscal quarter beginning and ending following the date of this Indenture and prior to the time that financial statements have been furnished pursuant to Section 4.02 for four full fiscal quarters beginning and ending following the date of this Indenture, Real Estate Revenues shall be annualized based upon Real Estate Revenues for the preceding full fiscal quarter or quarters beginning and ending following the date of this Indenture for which financial statements have been furnished pursuant to Section 4.02 (e.g. following the date on which financial statements have been furnished pursuant to Section 4.02 for the third full fiscal quarter beginning and ending following the date of this Indenture, Real Estate Revenues for the four full fiscal quarters shall be computed by dividing Real Estate Revenues for the three full fiscal quarters by 0.75).

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning specified in Exhibit A hereto.

“Reference Period” has the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“REIT” means VICI Properties, Inc., a Maryland corporation, and any successor entity thereto.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company and, for the avoidance of doubt, shall include any Issuer that is a Subsidiary of the Company.

“Restructuring Transactions” means (i) the formation of the Company and its Subsidiaries and the transfer of assets to the Company and its Subsidiaries as contemplated by the Plan, (ii) the issuance of the Notes and the Second Lien Notes and the transactions contemplated thereby and entering into the Credit Agreement and the related agreements and documents, the creation of liens thereunder and the borrowings and other extensions of credit thereunder, (iii) the payment of all fees and expenses in connection therewith to be paid on, prior or subsequent to the Issue Date, (iv) the execution, delivery and performance of any Master Lease, MLSA, Right of First Refusal Agreement, PropCo Call Right Agreement, tax matters or tax sharing agreement, employee matters agreement, transition services agreement or any other agreement as contemplated by the Plan, (v) the initial Purging Distribution, (vi) any and all transactions referred to in or contemplated by the Plan or necessary to effectuate the Plan and (vii) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (i) through (vi).

“Restructuring Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries or any of their Affiliates in connection with the Restructuring Transactions, the Credit Agreement and any Credit Facility Documents, the Notes, this Indenture and any related documents including the Security Documents, the Second Lien Notes, the Second Lien Notes Indenture and any related security documents and intercreditor agreements, and the transactions contemplated hereby and thereby and by the Restructuring Transactions.

“Reuters Page LIBOR 01” means the display page so designated on the Reuters service or equivalent information reporting service or any successor service (or such successor display page, other published source, information vendor or provider).

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement entered into in connection with the consummation of the Plan, by and among CEC and the Company or any of its Parent Entities, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company or a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the Issuers’ Second-Priority Senior Secured Notes due 2023 to be issued on the Issue Date.

“Second Lien Notes Indenture” means the indenture governing the Second Lien Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Collateral Agreement and any other security agreements, pledge agreements, collateral assignments, Mortgages and related agreements entered into by an Issuer or a Subsidiary Guarantor, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time in accordance with the terms of this Indenture, creating the Liens on the Collateral in favor of the First Lien Collateral Agent for the benefit of the Trustee and the holders of the Notes as contemplated by this Indenture.

“Series A Preferred Redeeming Subordinated Debt” means, solely to the extent any Series A Preferred Units or Series A Preferred Shares remain outstanding following twenty Business Days after the Issue Date, Indebtedness issued to the holders of the Series A Preferred Units or the Series A Preferred Shares, as the case may be, in exchange for, and in satisfaction of, the Series A Preferred Units or Series A Preferred Shares held by such holders in connection with, and as a result of, a default under the respective governing documents of the Series A Preferred Units or the Series A Preferred Shares, as the case may be; provided, that (i) payments with respect to such Indebtedness are subordinated in right of payment to the Notes pursuant to the terms of a subordination agreement reasonably acceptable to the First Lien Collateral Agent, (ii) either is (x) unsecured or (y) secured by Liens on the Collateral that rank junior to the Liens securing First Priority Lien Obligations pursuant to the terms of the Junior Lien Intercreditor Agreement and (iii) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days following the maturity date of the Notes in effect on the date of incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss or similar events and customary acceleration rights after an event of default, subject to the applicable intercreditor agreement) and (iv) the aggregate principal amount of such Indebtedness does not exceed an amount equal to the number of Series A Preferred Units or Series A Preferred Shares, as the case may be, in respect of which the holders thereof have elected to receive such Indebtedness multiplied by a price per share equal to the original issue price thereof plus any accumulated and accrued dividends in respect thereof.

“Series A Preferred Shares” means shares of preferred stock of REIT issued by REIT pursuant to certain Articles Supplementary for Series A Convertible Preferred Stock, dated as of the Issue Date, as may be amended from time to time.

“Series A Preferred Units” means the limited partnership units of VICI Properties L.P., a direct Parent Entity of the Company, issued by VICI Properties L.P. pursuant to a Certificate of Designation for Series A Convertible Preferred Units, dated as of the Issue Date, as may be amended from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be, or any group of Subsidiaries that together would constitute, a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries as of the Issue Date and any extension, development or expansion thereof or any business or activity that is similar, reasonably related, complementary, incidental or ancillary thereto (including investments in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to obligations of such Subsidiary Guarantor in respect of the Notes.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantor” means any Subsidiary of the Issuers that guarantees the Notes, as provided in this Indenture or a supplemental indenture; provided that upon the release or discharge of such Subsidiary from its obligations to guarantee the Notes in compliance with this Indenture or supplemental indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Subsidiary Redesignation” has the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Taking” means any taking of all or any portion of the Collateral by condemnation or other eminent domain proceedings, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of all or any portion of the Collateral by any governmental authority, civil or military, or any sale pursuant to the exercise by any such governmental authority of any right which it may then have to purchase or designate a purchaser or to order a sale of all or any portion of the Collateral.

“Tax Distributions” means any distributions described in Section 4.04(c)(xi).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Assets” means, for any Person as of any date of determination, the sum of: (i) in the case of any Real Estate Assets that were owned by such Person or any of its Restricted Subsidiaries as of the Issue Date, the Real Estate Revenues for such Real Estate Assets, divided by 0.0900, plus (ii) the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the Issue Date that are then owned by such Person or any of its Restricted Subsidiaries, plus (iii) the book value of all assets (excluding Real Estate Assets, intangibles and goodwill) of such Person and its Restricted Subsidiaries on a combined, consolidated basis determined in accordance with GAAP as of the end of the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 4.02; provided, that at any time before financial statements have been furnished pursuant to Section 4.02 for the first full quarter ending after the Issue Date, the book value of all assets (excluding Real Estate Assets, intangibles and goodwill) of such Person and its Restricted Subsidiaries on a combined, consolidated basis shall be $45.0 million.

“Total Leverage Ratio” means, with respect to the incurrence at any date of additional Indebtedness by the Company or any of its Restricted Subsidiaries, the ratio of (i) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date (determined on a combined, consolidated basis in accordance with GAAP) to (ii) EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters for which financial statements have been furnished pursuant to Section 4.02 immediately preceding such date on which such additional Indebtedness is Incurred, determined on a Pro Forma Basis; provided that, if the Company has not furnished pursuant to Section 4.02 financial statements for the four full fiscal quarters beginning and ending following the date of this indenture, EBITDA shall be determined as follows: (A) prior to the date on which financial statements have been furnished pursuant to Section 4.02 for the first full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the purposes of clause (ii) shall be $442.0 million; and (B) following the date on which financial statements have been furnished pursuant to Section 4.02 for one or more, but less than four, full fiscal quarters beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the purposes of clause (ii) shall be annualized based upon EBITDA on a Pro Forma Basis for the preceding full fiscal quarter or quarters following the date of this Indenture (e.g. following the date on which financial statements have been furnished pursuant to Section 4.02 for the third full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis shall be computed by dividing EBITDA on a Pro Forma Basis for the three full fiscal quarters, by 0.75).

“Total Secured Leverage Ratio” means, with respect to the incurrence at any date of additional Indebtedness by the Company or any of its Restricted Subsidiaries, the ratio of (i) Consolidated Total Indebtedness constituting Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date (determined on a combined, consolidated basis in accordance with GAAP) to (ii) EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters for which financial statements have been furnished pursuant to Section 4.02 immediately preceding such date on which such additional Indebtedness is Incurred, determined on a Pro Forma Basis; provided that, if the Company has not furnished pursuant to Section 4.02 financial statements for the four full fiscal quarters beginning and ending following the date of this indenture, EBITDA shall be determined as follows: (A) prior to the date on which financial statements have been furnished pursuant to Section 4.02 for the first full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the purposes of clause (ii) shall be $442.0 million; and (B) following the date on which financial statements have been furnished pursuant to Section 4.02 for one or more, but less than four, full fiscal quarters beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis for the purposes of clause (ii) shall be annualized based upon EBITDA on a Pro Forma Basis for the preceding full fiscal quarter or quarters following the date of this Indenture (e.g. following the date on which financial statements have been furnished pursuant to Section 4.02 for the third full fiscal quarter beginning and ending following the date of this Indenture, EBITDA on a Pro Forma Basis shall be computed by dividing EBITDA on a Pro Forma Basis for the three full fiscal quarters, by 0.75).

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2018; provided, however, that if the period from such redemption date to October 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Undeveloped Land” means all Real Property set forth on Schedule 1.01(D) of the Credit Agreement as of the Issue Date.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any CPLV Entity;

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company acquired or formed on or after the Issue Date to be an Unrestricted Subsidiary so long as such Subsidiary was acquired or formed for the purpose of acquiring, developing, financing, owning, maintaining, leasing, operating and/or managing Undeveloped Land and the Projects constructed thereon (a “Development Unrestricted Subsidiary”), which Development Unrestricted Subsidiary may, without limitation, initiate and operate a Project in connection with Undeveloped Land, Incur Indebtedness in connection with such Project and otherwise do all things necessary, advisable or desirable in connection with or ancillary to the acquisition, development, financing, ownership, maintenance, leasing, operation and/or management of the Undeveloped Land and the related Project;

provided that, in the case of clause (1), (2) or (3), such designation shall only be permitted so long as (i) no Event of Default under Section 6.01(a), (b), (e) or (f) has occurred and is continuing or would result therefrom, (ii) any Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary shall be permitted by, and in compliance with, Section 4.04, (iii) any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as an Investment that must comply with Section 4.04, and (iv) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or not otherwise be subject to the covenants thereunder) under the Credit Agreement and the Second Lien Notes Indenture. Unrestricted Subsidiaries shall not at the time of designation, and shall not thereafter, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which any lender or creditor has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, other than Permitted Non-Recourse Guarantees that have been incurred in compliance with Sections 4.03 and 4.04.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company for the purposes of this Indenture (each, a “Subsidiary Redesignation”); provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Vessel” shall mean (i) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, and includes its engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid, (ii) any improvement to Real Property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (iii) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (iv) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or liquidation preference, redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.06(b)
“Affiliate Transaction”	4.07
“Asset Sale Offer”	4.06(b)
“Bankruptcy Law”	6.01
“Capital Corp.”	Preamble
“Change of Control Offer”	4.06(b)
“Collateral Asset Sale Offer”	4.06(b)
“Collateral Asset Sale Offer Period”	4.06(d)
“Collateral Excess Proceeds”	4.06(b)
“Company”	Preamble
“covenant defeasance option”	8.01(b)
“Covenant Suspension Event”	4.16
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Disqualified Holder”	2.15
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	12.01(a)

Term	Defined in Section
“Increased Amount”	4.12(c)
“Initial Default”	6.01
“Initial Notes”	Preamble
“Issuers”	Preamble
“LCT Election”	4.21
“LCT Test Date”	4.21
“legal defeasance option”	8.01(b)
“Net Debt Proceeds Offer”	Section 4.18
“Net Debt Proceeds Offer Period”	Section 4.18
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Period”	4.06(e)
“Paying Agent”	2.04(a)
“protected purchaser”	2.08
“Refinancing Indebtedness”	4.03(b)
“Refunding Capital Stock”	4.04(c)
“Registrar”	2.04(a)
“Restricted Payment”	4.04(a)
“Retired Capital Stock”	4.04(c)
“Reversion Date”	4.16
“Subsequent Transaction”	4.21
“Successor Issuer”	5.01(a)
“Successor Entity”	5.01(b)
“Suspended Covenants”	4.16
“Venue Easements”	1.01

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated in and made part of this Indenture. The following TIA terms have the following meanings:

“indenture securities” means the Notes and the Note Guarantees.

“indenture security holder” means a holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each Issuer and Subsidiary Guarantor and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) “in the ordinary course of business” of the Company or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Company or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Company and its Subsidiaries in the United States or any other jurisdiction in which the Company or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Company or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Company or any Subsidiary does business, as applicable;

(f) words in the singular include the plural and words in the plural include the singular;

(g) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(h) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(i) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(j) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP; and

(k) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

THE NOTES

SECTION 2.01. Amount of Notes. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this Indenture on the Issue Date is $[    ].

The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes and the Liens in respect thereof are permitted under this Indenture at such time, including by Sections 4.03 and 4.12, and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. Any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 3.08, 4.06(f), 4.08(c) or 4.18 or Appendix A), shall be (a) issued pursuant to a resolution of the Board of Directors and (b) provided for in an Officer’s Certificate of the Company or in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate of the Issuers or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes and other Additional Notes for U.S. federal income tax purposes, such Additional Notes shall bear a separate CUSIP number.

SECTION 2.02. Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $100, and any integral multiples of $1 in excess thereof; provided that Notes may be issued in denominations of less than $100 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $100.

SECTION 2.03. Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $[    ] and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $100 and integral multiples of $1 in excess of $100; provided that Notes may be issued in denominations of less than $100 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $100.

One Officer shall sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent.

(a) The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Any Issuer or any of their domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee, in which case the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuers shall deposit with each Paying Agent (or if an Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If an Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

SECTION 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. If required by the Trustee or the Issuers, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because one of the Issuers or an Affiliate of one of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. [Intentionally Omitted.]

SECTION 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP Numbers, ISINs, Etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and Common Code numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and Common Code numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall advise the Trustee of any change in the CUSIP numbers, ISINs and Common Code numbers.

SECTION 2.14. Calculation of Principal Amount of Notes. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

SECTION 2.15. Mandatory Disposition Pursuant to Gaming Laws. Each Person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for approval, a license, qualification or finding of suitability within the required time period.

If a person required to apply for approval or to become licensed or qualified or be found suitable fails to do so within 30 days after being requested to do so by a Gaming Authority (or such lesser period as required by the Gaming Authority) or is notified by a Gaming Authority that it shall not be approved, licensed, qualified or found suitable (a “Disqualified Holder”), the Issuers shall have the right, at their election, (1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such Notes, on a redemption date that may be less than 30 calendar days following the notice of redemption if so requested or prescribed by the Gaming Authority, at a redemption price that, unless otherwise directed by such Gaming Authority, that is equal to the lesser of:

(a) such Person’s cost, or

(b) 100% of the principal amount thereof, plus,

in each case, accrued and unpaid interest, if any, to the earlier of (i) the redemption date or (ii) the date such person became a Disqualified Holder.

The Issuers shall notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. The Issuers shall not be responsible for any costs or expenses any such holder may Incur in connection with its application for a license, qualification or finding of suitability. Immediately upon a determination by a Gaming Authority that a holder of Notes shall not be approved, licensed, qualified or found suitable, such Person shall not have any further rights with respect to the Notes to: (a) exercise, directly or indirectly, any right conferred by the Notes; or (b) receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price referred to above, plus accrued and unpaid interest, if any, to the earlier of (x) the redemption date or (y) the date of the denial of an approval or a license or qualification and/or a finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.

ARTICLE III

REDEMPTION

SECTION 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

SECTION 3.02. Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

SECTION 3.03. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, they shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officer’s Certificate and Opinion of Counsel from the Issuers to the effect that such redemption will comply with the conditions herein, as well as such notice required to be delivered under Section 3.05 below. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuers and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being delivered to any holder and shall thereby be void and of no effect.

SECTION 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $100 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $100. Notes and portions of them the Trustee selects shall be in amounts of $100 or integral multiples of

$1 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05. Notice of Optional Redemption.

(a) At least 30 days but not more than 60 days before a redemption date pursuant to the applicable terms of the Notes or any Additional Notes, as the case may be, the Issuers shall deliver or cause to be delivered by electronic transmission or mailed by first-class mail a notice of redemption to each holder whose Notes are to be redeemed. Such notice shall be sent to such holder’s registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption shall be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all of the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN and/or Common Code number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or Common Code number, if any, listed in such notice or printed on the Notes.

(b) At the Issuers’ request, the Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the information required by this Section at least three Business Days prior to the date such notice is to be provided to holders in the final form such notice is to be delivered to holders, or such shorter period as is satisfactory to the Trustee.

(c) Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice, at the Issuers’

discretion, may be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is subject to any such conditions precedent, the notice in respect thereof may state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date as so delayed.

SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

SECTION 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if an Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.08. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancellation.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 12:00 p.m. Eastern time money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate specified therefor in the Notes to the extent lawful.

SECTION 4.02. Reports and Other Information.

(a) So long as any Notes are outstanding, the Company shall furnish to the Trustee and post to the Company Website,

(i) within 120 days after the end of each fiscal year, audited year-end consolidated financial statements for the Company (including a balance sheet, income statement and statement of cash flows) prepared in accordance with GAAP, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) within 60 days after the end of each of the first three fiscal quarters of each year, beginning with the fiscal quarter ending on or around March 31, 2018, unaudited quarterly consolidated financial statements for the Company (including a balance sheet as of the end of the most recently completed fiscal quarter, income statements for the fiscal quarter and for the period between the end of the preceding fiscal year and the end of the most recently completed fiscal quarter and for the corresponding periods of the prior fiscal year and a statement of cash flows for the period between the end of the preceding fiscal year and the end of the most recently completed fiscal quarter and for the corresponding periods of the prior fiscal year), prepared in accordance with GAAP, subject to normal year-end adjustments, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; provided that financial statements shall not be required to be provided for any corresponding fiscal period prior to the Issue Date.

Notwithstanding the foregoing,

(X) any quarterly financial statements required to be delivered for the fiscal quarter ending on or around March 31, 2018 shall not be required to be furnished to the Trustee until 75 days after the end of such fiscal quarter and the annual financial statements for the year ending on or around December 31, 2017 shall not be required to be furnished to the Trustee until 135 days after the end of such fiscal year, and

(Y) in no event will any reports be required to (a) contain the separate financial information for Subsidiary Guarantors, Subsidiaries whose securities are pledged to secure the Notes or acquired businesses as contemplated by Rule 3-05, Rule 3-09, Rule 3-10, or Rule 3-16 of Regulation S-X promulgated by the SEC, (b) comply with Item 10(e) of Regulation S-K under the Securities Act (with respect to any non-GAAP financial measures contained therein) or (c) include the schedules identified in Section 5-04 of Regulation S-X promulgated by the SEC.

(b) In addition to the foregoing financial statements of the Company, the Company shall furnish to the Trustee any financial statements satisfying the standards of and for the periods set forth in Section 4.02(a) above of CEOC to the extent the same are received by the Company by the later of (i) the time periods set forth above relating to financial statements of the Company and (ii) five business days following receipt thereof.

(c) If a Parent Entity of the Company has provided the information as required by this Section 4.02 as if such Parent Entity were the Company, the Company shall be deemed to have satisfied the requirements of this Section 4.02; provided the Parent Entity of the Company provides unaudited supplemental financial information that explains in reasonable detail the differences between the information relating to such Parent Entity and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand. Any information filed with, or furnished to, the SEC via the

EDGAR filing system (or any successor thereto) within the time periods specified in this Section 4.02 shall be deemed to satisfy the requirement to furnish and post such information under this Section 4.02, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to satisfy the requirements of this Section 4.02.

(d) To the extent any information referred to in this Section 4.02 are not so furnished or filed, as applicable, within the time periods specified above and such information is subsequently furnished or filed, as applicable, the Company shall be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; provided, however, the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if the Total Leverage Ratio of the Company for the most recently ended four full fiscal quarters for which financial statements have been furnished pursuant to Section 4.02 immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been less than or equal to 8.98 to 1.00 determined on a Pro Forma Basis.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under any Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed (w) $2,011.0 million plus (x) $60.0 million plus (y) $1,450.0 million, the amount in this subclause (y) solely to finance the acquisition of the Option Properties, or, from Persons that are not Affiliates of the Issuers, of real estate, vessels, barges and ships in the gaming, hospitality and entertainment-related industries and buildings, fixtures and equipment located thereon, together with other assets related thereto or used in the operation thereof, the amount in this subclause (y) reduced on a dollar for dollar basis for any Indebtedness Incurred pursuant to clause (xxi)(z) of this Section 4.03(b) plus (z) an additional aggregate principal amount of Indebtedness constituting (A) First Priority Lien Obligations at any one time outstanding that does not cause the First Lien Leverage Ratio on a Pro Forma Basis to exceed 5.41 to 1.00, (B) Junior Lien Obligations at any one time outstanding that does not cause the Total Secured Leverage Ratio on a Pro Forma Basis to exceed 8.98 to 1.00 or (C) unsecured Indebtedness at any one time outstanding that does not cause the Total Leverage Ratio on a Pro Forma Basis to exceed 8.98 to 1.00;

(ii) the Incurrence of up to (A) $[    ] of Indebtedness at any time outstanding under the Second Lien Notes and (B) $[    ] of Indebtedness at any time outstanding under the Notes issued on the Issue Date and, in each case, the guarantees of such Indebtedness;

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred, or Disqualified Stock issued, to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount of all other Indebtedness or Disqualified Stock then outstanding and Incurred pursuant to this clause (iv), does not exceed the greater of $50.0 million and 1.00% of Adjusted Total Assets at the time of Incurrence;

(v) Indebtedness constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Restructuring Transactions or any other acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of this Indenture, other than, for the avoidance of doubt, guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of any Issuer to any Restricted Subsidiary or another Issuer; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuers and their Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers under the Notes or the Note Guarantees, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to an Issuer or Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) Indebtedness of any Restricted Subsidiary to an Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuers and their Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to an Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (viii);

(ix) (A) Hedging Obligations entered into in connection with the Restructuring Transactions and (B) Hedging Obligations that are not Incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(x) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries in connection with a Project or in the ordinary course of business or consistent with past practice or industry practice;

(xi) Indebtedness or Disqualified Stock not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness or Disqualified Stock then outstanding pursuant to this clause (xi), does not exceed the greater of $100.0 million and 2.33% of Adjusted Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (xi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xi) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which such Indebtedness could have been Incurred under Section 4.03(a) without reliance upon this clause (xi));

(xii) Indebtedness or Disqualified Stock not otherwise permitted hereunder in an aggregate principal amount not greater than 100% of the net cash proceeds received by the Company and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any Parent Entity of the Company (which proceeds are contributed to the Company or a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, any Issuer or any Subsidiary) as determined in accordance with clauses (C) and (D) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments;

(xiii) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any other Restricted Subsidiary so long as the Incurrence of such Indebtedness by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Issuer or Subsidiary Guarantor in respect of the Notes, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Guarantor in respect of the Notes, as applicable, (ii) if such guarantee is of Indebtedness of an Issuer, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent such Section is applicable, and (iii) any guarantee by the Company or any Subsidiary Guarantor of any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor shall not violate Section 4.04 hereof;

(xiv) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock issued as permitted under Section 4.03(a) and clauses (ii), (iii), (iv), (xi), (xii), (xiv), (xv) and (xxi) of this Section 4.03(b) or any Indebtedness Incurred or Disqualified Stock issued to so refund or refinance such Indebtedness or Disqualified Stock, including any additional Indebtedness Incurred or Disqualified Stock issued to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness or Disqualified Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2) to the extent such Refinancing Indebtedness refinances (a) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (b) Disqualified Stock, such Refinancing Indebtedness is Disqualified Stock;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness that is nonrecourse to the Company or its Restricted Subsidiaries, such Refinancing Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries to the same extent; and

(4) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer that refinances Indebtedness of an Issuer or a Subsidiary Guarantor, or (y) Indebtedness of an Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (xiv) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations; provided, further, that Refinancing Indebtedness in respect of any Indebtedness referred to in this clause (xiv) may be Incurred from time to time no later than 180 days after the termination, discharge or repayment of such Indebtedness;

(xv) unsecured Indebtedness, Indebtedness secured by a Lien junior to the Liens securing the Notes, Indebtedness secured by Liens on Excluded Assets or Disqualified Stock of (x) the Company or any of the Restricted Subsidiaries, Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of the Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Company or any of the Restricted Subsidiaries in accordance with the terms of this Indenture; provided that immediately after giving effect to the Incurrence of such Acquired Indebtedness and such other Indebtedness, as the case may be, on a Pro Forma Basis, either (x) in the case of Disqualified Stock, unsecured Indebtedness or Indebtedness secured by Liens on Excluded Assets, (A) the Total Leverage Ratio would not exceed 8.98 to 1.00 or (B) the Total Leverage Ratio would be less than or equal to such ratio immediately prior to such merger, consolidation or other acquisition or (y) in the case of Indebtedness that is secured by a Lien junior to the Liens securing the Notes, (A) the Total Secured Leverage Ratio would not exceed 8.98 to 1.00 or (B) the Total Secured Leverage Ratio would be less than or equal to such ratio immediately prior to such merger, consolidation or other acquisition;

(xvi) Indebtedness Incurred pursuant to or in connection with the terms of any Master Lease, MLSA, Right of First Refusal Agreement, PropCo Call Right Agreement, tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan;

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xviii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xix) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any Parent Entity thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its Parent Entity companies to the extent permitted under Section 4.04(c)(iv);

(xxi) Indebtedness constituting Qualified Non-Recourse Debt and/or any Project Financing in an aggregate principal amount that, when aggregated with the principal amount of all other Qualified Non-Recourse Debt and/or any Project Financing then outstanding and Incurred pursuant to this clause (xxi), does not exceed (y) $450.0 million plus (z) $1,450.0 million of Qualified Non-Recourse Debt and/or any Project Financing (the amount of this subclause (z) being solely to finance the acquisition of the Option Properties, or, from Persons that are not Affiliates of the Issuers, of real estate, vessels, barges and ships in the gaming, hospitality and entertainment-related industries and buildings, fixtures and equipment located thereon, together with other assets related thereto or used in the operation thereof), reduced on a dollar for dollar basis for any Indebtedness Incurred pursuant to subclause (y) of Section 4.03(b)(i);

(xxii) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any of its Restricted Subsidiaries not in excess, at any one time outstanding, of $60.0 million;

(xxiii) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, which, when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to this clause (xxiii), does not exceed the greater of $60.0 million and 1.25% of Adjusted Total Assets at the time of Incurrence;

(xxiv) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with a Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided, that no such agreements shall give rise to Indebtedness for borrowed money);

(xxv) the Incurrence of Series A Preferred Redeeming Subordinated Debt;

(xxvi) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(xxvii) Indebtedness incurred in the ordinary course of business in respect of obligations of any Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxviii) Indebtedness of the Issuers and the Restricted Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions, in each case, permitted under the Credit Agreement and established for any of the Company and its Restricted Subsidiaries in ordinary course of operations, which Indebtedness may be secured under the Security Documents

(xxix) Indebtedness in respect of any Cash Management Agreement or similar arrangement; and

(xxx) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (i) through (xxix) above.

(c) Restricted Subsidiaries that are not Subsidiary Guarantors may not Incur Indebtedness or issue Disqualified Stock under Section 4.03(a) or clauses (i) or (xxiii) of Section 4.03(b) if, on a Pro Forma Basis, the aggregate amount of Indebtedness and Disqualified Stock of Restricted Subsidiaries that are not Subsidiary Guarantors Incurred or issued pursuant to Section 4.03(a) and clauses (i) and (xxiii) of Section 4.03(b), collectively, would exceed the greater of $60.0 million and 1.25% of Adjusted Total Assets as of the end of the fiscal quarter immediately prior to the date of such Incurrence for which financial statements have been delivered pursuant to Section 4.02(a).

(d) For purposes of determining compliance with this Section 4.03:

(i) in the event that an item of Indebtedness or Disqualified Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxx) of Section 4.03(b) or is entitled to be Incurred pursuant to Section 4.03(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness or Disqualified Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided, however, Indebtedness Incurred on the Issue Date under the Credit Agreement will be deemed to have been Incurred pursuant to Section 4.03(b)(i) and may not later be reclassified; and

(ii) at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.03(a), on the one hand, and Section 4.03(b) (or any portion thereof), on the other hand, without giving pro forma effect to the Indebtedness to be Incurred pursuant to Section 4.03(b) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to Section 4.03(a) (or any portion thereof).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Disqualified Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

To the extent any ratio is a calculated in connection with the Incurrence of any Indebtedness pursuant to Section 4.03(a) or any Lien securing such Indebtedness, the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any applicable Indebtedness and any Lien securing such Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment or any Lien securing such Indebtedness shall not be deemed, for purposes of this covenant, to be an Incurrence at such subsequent time.

(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuers and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.04. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of the Equity Interests of the Company or any Restricted Subsidiary, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or any of its Restricted Subsidiaries; or (B) dividends or distributions by any Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Parent Entity of the Company (other than Equity Interests held by the Company or a Restricted Subsidiary of the Company or solely in Equity Interests of the Company (other than Disqualified Stock) or of any Parent Entity);

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of any Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated

Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or Stated Maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or clause (viii) of Section 4.03(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made after the Issue Date (excluding all Restricted Payments permitted by Section 4.04(b) or Section 4.04(c)), is less than the amount equal to the Cumulative Credit.

(b) Notwithstanding Section 4.04(a), the Company and any of the Restricted Subsidiaries may declare or pay any cash dividend or make any cash distribution to any Parent Entity of the Company and other holders of Equity Interests in the Company in accordance with the Operating Agreement with respect to any fiscal year to the extent necessary for such Parent Entity of the Company to distribute cash dividends to its shareholders in an aggregate amount not to exceed one hundred percent (100.0%) of its “real estate investment trust taxable income” within the meaning of Section 857(b)(2) of the Code for each taxable year.

(c) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any Parent Entity of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any Parent Entity of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary or to the Company) (provided that the amount of such cash proceeds utilized for any such redemption, repurchase, retirement or other acquisition will not increase the Cumulative Credit, and such proceeds may not be utilized for any such redemption, repurchase, retirement or other acquisition to the extent that they do increase the Cumulative Credit) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or to the Company) of Refunding Capital Stock, and

(C) the declaration and payment of dividends on Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity of the Company) in an aggregate amount no greater than the aggregate amount of dividends that were declarable and payable on such Retired Capital Stock immediately prior to its retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor made by exchange for, or out of the cash proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Subsidiary Guarantor which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any Parent Entity of Company held by any future, present or former employee, director or consultant of the Company or any Parent Entity of the Company or any of the Company’s Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) shall not exceed in any fiscal year (1) $9,000,000 which shall increase to $18,000,000 per fiscal year after a Qualified IPO, plus (2) (x) the amount of net proceeds contributed to the Company that were received by any Parent Entity during such calendar year from sales of Equity Interests (other than Disqualified Stock) of any Parent Entity (to the extent contributed to the Company) to directors, consultants, officers or employees of any Parent Entity, the Company or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements and (y) the amount of net cash proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $15,000,000 which shall increase to $30,000,000 per fiscal year after a Qualified IPO;

provided that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any present or former employees, directors, officers or consultants of the Company, any of its Restricted Subsidiaries or the Company’s Parent Entities in connection with a repurchase of Equity Interests of the Company or any of its Parent Entities will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with this Indenture;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(B) a Restricted Payment to any Parent Entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent Entity of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(c)(ii);

provided, however, in the case of each of (A) and (C) above of this clause (vi), that for the most recently ended four full fiscal quarters for which financial statements have been furnished pursuant to Section 4.02 immediately preceding the date of issuance of such Designated Preferred Stock, on a Pro Forma Basis, the Company would have had a Total Leverage Ratio of less than or equal to 8.98 to 1.00;

(vii) [reserved];

(viii) Restricted Payments that are made with Excluded Contributions;

(ix) other Restricted Payments in an aggregate amount not to exceed the greater of $30.0 million and 0.60% of Adjusted Total Assets at the time made;

(x) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xi) the payment of dividends or other distributions to any Parent Entity of the Company that files a consolidated tax return that includes the Company and its Subsidiaries (including, without limitation, by virtue of such Parent Entity being the common parent of a consolidated or combined tax group of which the Company and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Company and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or stand-alone group);

(xii) the payment of Restricted Payments, if applicable:

(A) in amounts required for any Parent Entity of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity of the Company and general corporate operating and overhead expenses of any Parent Entity of the Company in each case to the extent such fees and expenses are allocable to the Company and its Subsidiaries;

(B) in amounts required for any Parent Entity of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, an Issuer Incurred in accordance with Section 4.03; and

(C) in amounts required for any Parent Entity of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any equity or debt offering of such Parent Entity;

(xiii) any Restricted Payment made in connection with the Restructuring Transactions or any payment obligation thereunder and the payment of fees and expenses incurred in connection with the Restructuring Transactions or owed by an Issuer or any Parent Entity of an Issuer or Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any Parent Entity of an Issuer to enable such Parent Entity to make payments, in connection with the Restructuring Transactions or payment obligation thereunder, whether payable on the Issue Date or thereafter, in each case to the extent in compliance with Section 4.07;

(xiv) any Restricted Payment made under or in connection with an Operations Management Agreement or Master Lease or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi) [reserved];

(xvii) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xviii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06, 4.08 and 4.18; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer, Asset Sale Offer or Net Debt Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xix) any Purging Distribution;

(xx) the redemption, repurchase, retirement or other acquisition of Series A Preferred Units or Series A Preferred Shares at the election of the holders thereof in connection with, and as a result of, a default under the respective governing documents of the Series A Preferred Units or the Series A Preferred Shares, as the case may be, by exchange for Series A Preferred Redeeming Subordinated Debt;

(xxi) the contribution or other distribution of the common equity of the REIT to any CPLV Entity in connection with the conversion or exchange of Indebtedness of any of the CPLV Entities for or into the common equity of the REIT; and

(xxii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuers and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; provided further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value of such property (as determined in good faith by the Board of Directors).

(d) The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except as provided in the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Facility Documents and the Master Lease;

(2) this Indenture, the Notes, the Note Guarantees, the Second Lien Notes Indenture, the Second Lien Notes and any guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, and any agreement or other instrument in effect on the Issue Date or entered into in connection with the Restructuring Transactions;

(5) contracts or agreements for the sale of assets, including any restriction with respect to the Company or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of the Company or Restricted Subsidiary, in each case pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) customary restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations, in each case for property acquired in the ordinary course of business, which impose customary restrictions on the sale, lease or transfer of such property;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions on the sale, lease or transfer of the property subject to such lease;

(11) [reserved];

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Issuer or Restricted Subsidiary so long as (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the ability of any of them to make payments of principal or interest on the Notes (as determined in good faith by an Officer of the Company) or (ii) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement (with respect to other credit agreements or Indebtedness other than under an indenture) or this Indenture (each as determined in good faith by an Officer of the Company) or (b) of any Restricted Subsidiary incurred in connection with any Qualified Non-Recourse Debt or Project Financing; provided, in each case, that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(13) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(14) any encumbrance or restriction in any agreement related to the development or financing of a Project, Hedging Obligations or under Permitted Non-Recourse Guarantees, but only to the extent that such encumbrance or restriction relates and is limited to the property that is subject of the agreement; or

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, as determined in good faith by an Officer of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions permitted to be made pursuant to this Indenture prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances otherwise permitted to be made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Asset Sales.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by an Officer of the Company) of the assets sold or otherwise disposed of, or if not for Fair Market Value, the shortfall is permitted as an Investment in compliance with Section 4.04, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Company’s or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets (and as to which the Company or such Restricted Subsidiary has been released from liability therefor) or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) [reserved],

(iv) [reserved], and

(v) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by an Officer of the Company), taken together with all other Designated Non-cash

Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of 2.33% of Adjusted Total Assets and $100.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 12 months after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (A) Indebtedness constituting First Priority Lien Obligations (other than revolving credit Indebtedness), provided that if the Company shall so reduce First Priority Lien Obligations, the Issuers will equally and ratably reduce (or offer to reduce) the pro rata principal amount of Notes Obligations in any manner set forth in clause (D) below at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, (B) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Issuer so long as the Net Proceeds are with respect to assets not constituting Collateral, (C) Notes Obligations or (D) Indebtedness constituting Pari Passu Indebtedness so long as the Net Proceeds are with respect to assets not constituting Collateral (provided that if an Issuer or any Subsidiary Guarantor shall so reduce Obligations under this clause (D), the Issuers will equally and ratably reduce Notes Obligations (and any First Priority Lien Obligations (other than revolving credit Indebtedness), the terms of which require repayment), as provided pursuant to Section 3.01, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer or a Collateral Asset Sale Offer, as applicable) to all holders to purchase the pro rata principal amount of Notes at a purchase price equal to 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof, plus accrued and unpaid interest, if any), in each case, other than Indebtedness owed to an Issuer, Parent Entity or Subsidiary of the Issuers; or

(ii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures (or payments to third parties in reimbursement thereof, including pursuant to the terms of the Master Lease), in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale, or acquire Permitted Mortgage Investments.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within six months after such 12-month period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, or such Net Proceeds are not actually so invested or paid in accordance with Section 4.06(b)(ii) above by the end of such six month-period, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as applicable. Pending the final application of any such Net Proceeds, such Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or use such Net Proceeds in any manner not prohibited by this Indenture.

Any Net Proceeds received from Asset Sales of Collateral that are not invested or applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds in any fiscal year exceeds $30.0 million (without carryover of any lower amounts to subsequent fiscal years), the Issuers shall make an offer to all holders of the Notes (and, at the option of the Issuers, to holders of any other First Priority Lien Obligations) (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes (and First Priority Lien Obligations) that is a minimum of $100 or an integral multiple of $1 in excess thereof that may be purchased out of the Collateral Excess Proceeds in excess of $30.0 million at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such other First Priority Lien Obligations) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuers will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds in any fiscal year exceed $30.0 million (without carryover of any lower amounts to subsequent fiscal years) by mailing, first class or delivering electronically, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

Any Net Proceeds from Asset Sales of non-Collateral that are not invested or applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds in any fiscal year exceeds $30.0 million (without carryover of any lower amounts to subsequent fiscal years), the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $100 and an integral multiple of $1 in excess thereof that may be purchased out of the Excess Proceeds in excess of $30.0 million at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuers will commence an Asset Sale Offer with respect to the Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds realized in any fiscal year exceeds $30.0 million (without carryover of any lower amounts to subsequent fiscal years) by mailing, first class or delivering electronically, the notice required pursuant to the terms of Section 4.06(g), with a copy to the Trustee.

To the extent that the aggregate amount of Notes (and other First Priority Lien Obligations, if applicable) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, any remaining Collateral Excess Proceeds may be used for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by such holders thereof exceeds the amount of the Collateral Excess Proceeds required to be applied by the Company to purchase Notes, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(f). To the extent that the aggregate amount of Notes (and Pari Passu Indebtedness, if applicable) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds required to be applied by the Company to purchase Notes (and Pari Passu Indebtedness, if applicable), any remaining Excess Proceeds may be used for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of

Notes surrendered by holders thereof exceeds the amount of Excess Proceeds required to be applied by the Company to purchase Notes, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(f). Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero for such fiscal year.

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of a Collateral Asset Sale Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Collateral Excess Proceeds, (ii) the allocation of the Net Proceeds from Asset Sales of Collateral pursuant to which such Collateral Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On or before the purchase date, the Issuers shall deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions of Notes that have been properly tendered to and are to be accepted by the Issuers.    Upon the expiration of the period for which the Collateral Asset Sale Offer remains open (the “Collateral Asset Sale Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On or before the purchase date, the Issuers shall deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions of Notes that have been properly tendered to and are to be accepted by the Issuers. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period or Collateral Asset Sale Offer Period more Notes are tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer, as applicable, than the Issuers are required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of Depositary, if applicable); provided that no Notes of $100 or less shall be purchased in part. Selection of such Pari Passu Indebtedness, as applicable shall be made pursuant to the terms of such Pari Passu Indebtedness.

(g) Notices of an Asset Sale Offer or a Collateral Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), in each case, involving aggregate consideration in excess of $30.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested directors of the Board of Directors, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) [reserved];

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any Parent Entity of the Company (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Company and its Subsidiaries);

(v) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(vi) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are otherwise permitted under this Indenture;

(vii) the existence of and the performance of any and all obligations (including payment obligations) pursuant to, and any transaction contemplated by, any agreement as in effect as of the Issue Date or any modification, amendment, supplement, replacement or any renewal thereof (so long as, in the case of any modification, amendment, supplement, replacement or renewal, any such agreement, together with all amendments thereto, is either (i) not materially more disadvantageous taken as a whole to the Company and its Restricted Subsidiaries than the original agreement as in effect on the Issue Date or (ii) the type of modification, amendment, supplement, replacement or renewal or the manner of determining the terms of such modification, amendment, supplement, replacement or renewal is made pursuant to and consistent with the terms of such agreements, as in effect on the Issue Date or as subsequently amended or entered into in accordance with this Indenture (including any modifications to rent or the term thereof in connection with a renewal thereof and modifications to rent resulting from the sale or disposition of properties or acquisition of properties subject to any such agreement), in each case as determined in good faith by an Officer of the Company;

(viii) [reserved];

(ix) the execution of the Restructuring Transactions, and the payment of all fees and expenses related to or required by the Restructuring Transactions;

(x) [reserved];

(xi) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and the Restricted Subsidiaries as determined in good faith by an Officer of the Company, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with industry norm;

(xii) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person to the extent otherwise permitted by this Indenture;

(xiii) [reserved];

(xiv) the entry into and the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors or any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors;

(xv) the entering into of any tax sharing agreement or arrangement that complies with Section 4.04(c)(xi);

(xvi) any contribution to the capital of any Issuer;

(xvii) transactions permitted by, and complying with, Section 5.01;

(xviii) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company, its general partner or any Parent Entity of the Company; provided, however, that such director abstains from voting as a director of the Company (or its general partner) or such Parent Entity, as the case may be, on any matter involving such other Person;

(xix) pledges of Equity Interests of Unrestricted Subsidiaries;

(xx) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xxi) any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(xxii) transactions undertaken in good faith (as certified by the chief financial or accounting Officer of the Company in an Officer’s Certificate delivered to the Trustee) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any provision set forth in this Indenture.

(c) Transactions with CEC, CES, CEOC or any of their respective Affiliates shall be made in compliance with either Section 4.07(a) or one of the provisions of Section 4.07(b) above (regardless of whether CEC, CES or CEOC meets the definition of “Affiliate” under this Indenture).

SECTION 4.08. Change of Control.

(a) Upon a Change of Control, each holder shall have the right to require the Issuers to repurchase all or any portion of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that they have exercised their right to redeem such Notes in accordance with Article III of this Indenture.

(b) Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes in accordance with Article III of this Indenture, the Issuers shall electronically deliver or mail by first-class mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed by first-class mail); and

(iv) the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Issuers under this Section shall be delivered to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest to the holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08 applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h) At the time the Issuers deliver Notes to the Trustee which are to be accepted for purchase, the Issuers shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuers pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

(i) Prior to any Change of Control Offer, the Issuers shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuers to make such offer have been complied with.

(j) The Issuers shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

(k) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption. Any such redemption shall be effected pursuant to Article III.

SECTION 4.09. Compliance Certificate.

(a) The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers, beginning with the fiscal year ending on December 31, 2017, an Officer’s Certificate of one of the principal executive officer, the principal financial officer or the principal accounting officer stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuers he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Issuers are taking or propose to take with respect thereto. The Issuers also shall comply with Section 314(a)(4) of the TIA. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuers’ compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(b) The Issuers shall also deliver to the Trustee, within 30 days after an Officer becomes aware of the occurrence thereof, written notice of any Default, Event of Default or any event which with the giving of notice or the lapse of time, or both, would become an Event of Default an Officer’s Certificate specifying such Default or Event of Default, the status thereof and what action the Issuers are taking or propose to take in respect thereof.

SECTION 4.10. Further Instruments and Acts. Upon request of the Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11. Future Subsidiary Guarantors.

The Issuers shall cause each Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary of the Company (unless such Subsidiary is a Qualified Non-Recourse Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries or FSHCOs) that guarantees Indebtedness constituting First Priority Lien Obligations of the Issuers or any Subsidiary Guarantor under any Credit Facility to execute and deliver to the Trustee within 30 calendar days of the date on which such guarantee of Indebtedness takes effect (i) a supplemental indenture substantially in the form of Exhibit D pursuant to which such Subsidiary will guarantee the Issuers’ obligations under the Notes and this Indenture and shall comply with the additional requirements of Section 12.06 and (ii) joinders to or new Security Documents and take all actions required by the Security Documents to perfect the Liens created thereunder. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to become a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary will not be required to comply with the 30 calendar day period described above.

SECTION 4.12. Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of any Issuer or any Restricted Subsidiary, other than:

(i) Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the Notes;

(ii) Liens securing Indebtedness Incurred under Section 4.03(b)(i)(w), (x), (y) or (z)(A); and

(iii) in the case of Lien on any asset or property that is not at that time Collateral, the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

(b) For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses of the definition of “Permitted Liens” or pursuant to Section 4.12(a) and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a).

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of any of the Issuers, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

SECTION 4.13. After Acquired Property. Subject to any limitations, exclusions or requirements set forth in Article XI and the Security Documents, upon the acquisition by any Issuer or any Subsidiary Guarantor of any First Priority After-Acquired Property, such Issuer or Subsidiary Guarantor shall execute and deliver, subject to such periods of time for such delivery as set forth in the Security Documents (as may be extended by the First Lien Collateral Agent), such mortgages, deeds of trust, security instruments, financing statements and certificates, opinions of counsel or such other documentation substantially similar to the documentation delivered to secure First Priority Lien Obligations as shall be reasonably necessary to vest in the First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, a perfected first priority Lien on such First Priority After-Acquired Property and to have such First Priority After-Acquired Property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

SECTION 4.14. Maintenance of Office or Agency.

(a) The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve an Issuer of its obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate the corporate trust office of the Trustee or its agent as such office or agency of the Issuers in accordance with Section 2.04.

SECTION 4.15. Security Documents. To the extent that any instrument or deliverable under the Security Documents is required to be delivered and is not delivered on or prior to the Issue Date, the Issuers will use their commercially reasonable efforts to, and use their commercially reasonable efforts to cause the Subsidiary Guarantors to, deliver such instruments and deliverables within 120 days following the Issue Date or such longer period of time as agreed to by the administrative agent under the Credit Agreement with respect to perfecting Liens on such Collateral thereunder.

SECTION 4.16. Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Company and its Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.18 and 5.01(a)(iii) (collectively the “Suspended Covenants”).

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

The Company shall promptly upon its occurrence deliver to the Trustee, and post to the Company Website, an Officer’s Certificate notifying the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date, and the date thereof. The Trustee shall not have any obligation to monitor the occurrence or dates of any Covenant Suspension Event or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Covenant Suspension Event or Reversion Date.

On each Reversion Date, all Indebtedness Incurred or Disqualified Stock issued during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or 4.03(b) (to the extent such Indebtedness or Disqualified Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or Disqualified Stock issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred or Disqualified Stock issued pursuant to Section 4.03(a) or 4.03(b), such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a). As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Company shall comply with the terms of Section 4.11. For purposes of Section 4.06, on the Reversion Date, the unutilized Collateral Excess Proceeds and Excess Proceeds amounts will be reset to zero.

SECTION 4.17. Maintenance of Insurance. The Issuers shall maintain, and will cause their Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Issuers and the Subsidiary Guarantors to be listed as insured and, subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the First Lien Collateral Agent to be listed as a loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Issuers and the Subsidiary Guarantors may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area usually self-insure.

SECTION 4.18. Repurchase with Proceeds of Debt Issuance.

(a) On or prior to each Net Debt Proceeds Offer Date, unless the Issuers have exercised their right to redeem all of the outstanding Notes as described under Article III, the Issuers shall make an offer (a “Net Debt Proceeds Offer”) to all holders of the Notes to purchase the maximum aggregate principal amount of the Notes that is a minimum of $100 or an integral multiple of $1 in excess thereof that may be purchased out of the Net Debt Proceeds Offer Amount in respect of such Net Debt Proceeds Offer at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such Net Debt Proceeds Offer, in accordance with the procedures set forth in this Indenture. The Issuers shall commence a Net Debt Proceeds Offer on or prior to the applicable Net Debt Proceeds Offer Date by mailing, or delivering electronically if held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(b) To the extent that the aggregate amount of Notes tendered pursuant to a Net Debt Proceeds Offer is less than the Net Debt Proceeds Offer Amount, the Issuers and their Restricted Subsidiaries may use any applicable remaining Net Debt Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by such holders thereof exceeds the Net Debt Proceeds Offer Amount, the Trustee shall select the Notes to be purchased in the manner described in Section 4.18(e).

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Net Debt Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of a Net Debt Proceeds Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to the Net Debt Proceeds Offer Amount. On such date, the Issuers shall also irrevocably deposit with the Trustee or with a paying agent (or, if any Issuer or a Wholly Owned Restricted Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Net Debt Proceeds Offer Amount to be invested in Cash Equivalents, as directed in writing by the Issuers, and to be held for payment in accordance with the provisions of this Section 4.18. Upon the expiration of the period for which the Net Debt Proceeds Offer remains open (the “Net Debt Proceeds Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Net Debt Proceeds Offer Amount delivered by the Issuers to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuers immediately after the expiration of the Net Debt Proceeds Offer Period for application in accordance with this Section 4.18.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers or their agent at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Net Debt Proceeds Offer Period more Notes are tendered than the Issuers are required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of $100 or less shall be purchased in part.

(f) Notices of a Net Debt Proceeds Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held at the Depository, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.19. Restrictions on Activities of Capital Corp. Capital Corp. shall not hold any material assets, hold any Equity Interests, incur any Indebtedness, become liable for any obligations, engage in any business activities or have any Subsidiaries. Notwithstanding the foregoing, Capital Corp. may (i) incur Indebtedness to the extent that it is a co-obligor with respect to Indebtedness which the Company is permitted to incur under this Indenture, but only if the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than Capital Corp. and (ii) otherwise engage in such transactions as it is obligated to do under this Indenture.

SECTION 4.20. Business of the Company. The Company and its Restricted Subsidiaries, taken as a whole, will not fundamentally and materially and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Restricted Subsidiaries, taken as a whole, on the Issue Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any permitted Investment) or constitute any Similar Business, in each case as determined by the Company in good faith.

SECTION 4.21. Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test or (ii) testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of EBITDA or Adjusted Total Assets or otherwise), in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, the Company or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and, following the LCT Test Date, any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of changes in any such ratio, test or basket, including due to changes in EBITDA, Consolidated Interest Expense or Adjusted Total Assets following the LCT Test Date but at or prior to the consummation of the relevant Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such changes. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Indenture, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01. When Issuers and Subsidiary Guarantors May Merge or Transfer Assets.

(a) Neither Issuer may, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Issuer is the surviving Person), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than in any case in connection with the Restructuring Transactions) unless:

(i) Such Issuer is the surviving person, or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer or such Person, as the case may be, being referred to herein as the “Successor Issuer”) and expressly assumes all the obligations of such prior Issuer, as applicable under this Indenture and the Notes or pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee; provided that with respect to an Issuer, in the case where the Successor Issuer is not a corporation, at least one other Issuer is a corporation;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction (with such pro forma adjustments being made consistent with those described in the definition of Pro Forma Basis) as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either (x) the Company and its Restricted Subsidiaries would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) above or (y) the ratio referred to in such Section 4.03(a) would be equal to or greater than such ratio immediately prior to such consolidation, merger, amalgamation, wind up, conversion, sale, assignment, transfer, conveyance or other disposition;

(iv) if the prior Issuer is not the Successor Issuer, each Issuer and Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations in respect of the Notes shall apply to such Person’s obligations under this Indenture and the Notes (in the case of the Issuers) or Note Guarantee (in the case of any Subsidiary Guarantor); and

(v) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, wind up, conversion, sale, assignment, transfer, conveyance or other disposition and such supplemental indentures (if any) comply with this Indenture.

The Successor Issuer (if other than an Issuer) will succeed to, and be substituted for, such Issuer under this Indenture and the Notes, and in such event such Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), an Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of such Issuer and its Restricted Subsidiaries is not increased thereby. For the avoidance of doubt, the Restructuring Transactions and the transactions contemplated by the Plan are permitted under this Indenture without compliance with the provisions of this Section 5.01.

(b) Except as provided in Section 11.04 and 12.02, no Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not an Issuer or such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in any case in connection with the Restructuring Transactions) unless:

(i) either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Entity”) and the Successor Entity (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such consolidation, amalgamation, merger, wind up, sale, assignment, transfer, conveyance or other disposition is not in violation of Section 4.06; and

(ii) the Successor Entity (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, wind up, sale, assignment, transfer, conveyance or other disposition and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Entity (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s obligations in respect of the Note Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s obligations in respect of the Note Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with, or wind up into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to, another Subsidiary Guarantor or an Issuer.

(c) This Article V shall not apply to (i) a sale, assignment, transfer, conveyance or other disposition of assets, including as a result of any merger, consolidation or amalgamation, between or among the Issuers and the Restricted Subsidiaries or (ii) the lease of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” occurs with respect to Notes if:

(a) there is a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the Company or any Restricted Subsidiary fails to comply with any of its other agreements contained in the Notes or this Indenture (other than a default referred to in clause (a) or (b) above), and such failure continues for 60 days after the notice specified below; provided that in the case of a failure to comply with Section 4.02, such period of continuation of such default or breach shall be 150 days after written notice specified below has been given; provided further that in respect of the quarterly report for the fiscal quarter ending on or around March 31, 2018 and in respect of the annual report for the year ending on or around December 31, 2017, such period of continuation shall be 135 days after written notice specified below has been given;

(d) the Company or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after Stated Maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $60.0 million or its foreign currency equivalent;

(e) either the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of either the Company or any Significant Subsidiary or for any substantial part of the property of any of them; or

(iii) orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(g) the Company or any Significant Subsidiary fails to pay final judgments aggregating in excess of $60.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers or by third party indemnities), which judgments are not discharged, waived or stayed for 60 days following the entry thereof;

(h) the Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof);

(i) unless all of the Collateral has been released from the First Priority Liens in accordance with the provisions of Article XI, the First Priority Liens on any material Collateral cease to be valid or enforceable and such Default continues for 30 days, or an Issuer shall assert, in any pleading in any court of competent jurisdiction, that any such Lien is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of an Issuer, the Issuers fail to cause such Subsidiary to rescind such assertions within 30 days after the Issuers have actual knowledge of such assertions (in each case, other than any releases contemplated by the terms thereof), except to the extent that any such invalidity or unenforceability results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in or pledged Indebtedness of Foreign Subsidiaries or the application thereof, or except from the action or inaction of the First Lien Collateral Agent, and except to the extent that such invalidity or unenforceability is covered by a title insurance policy and the First Lien Collateral Agent is reasonably satisfied with the credit of such insurer; or

(j) any Issuer or any Subsidiary Guarantor fails to comply with any of its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes or would not materially affect the value of the Collateral taken as a whole, and such failure continues for 60 days after notice.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a default under clauses (c) or (j) above shall not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (c) or (j) hereof after receipt of such notice. Such notice shall specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action. In addition, any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice, certificate or opinion pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.02 or such notice, certificate or opinion, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(e) or 6.01(f) hereof with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers and the Trustee may declare the principal of, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(e) or (f) with respect to the Company occurs, the principal of, and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. No premium will be due and payable on the Notes pursuant to this Section 6.02 as a result of any Event of Default, notwithstanding Article III of this Indenture, paragraph 5 of the Notes or otherwise.

(b) The Holders of a majority in principal amount of outstanding Notes by notice to the Issuers and the Trustee may rescind an acceleration and its consequences if the recission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except the non-payment of principal and interest on the Notes that has become due solely because of acceleration. No such recission shall affect any subsequent Default.

(c) In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events, except as provided in paragraph (b) of this Section 6.02.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents, subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences hereunder except a continuing Default (a) in the payment of the principal of or interest on a Note, (b) arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuers, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The holders of a majority in principal amount of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, in each case, subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Trust Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking such action.

SECTION 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing,

(ii) holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense,

(iv) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity, and

(v) the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with such request during such 60-day period.

(b) A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest and premium, if any, on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Subsidiary Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Priorities. Subject to the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents, any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Subsidiary Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the payment of all amounts due to the Trustee under Section 7.07;

SECOND: to the holders for payment of amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers or, to the extent the Trustee collects any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section. At least 15 days before such record date, the Trustee shall deliver to each holder and the Issuers a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Issuers nor any Subsidiary Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture.

(b) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(d) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be liable for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or breach of any representation, warranty, covenant or duty made in this Indenture. Delivery of reports, information and documents under Section 4.02 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any of the information therein including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates provided to it by the Issuers).

SECTION 7.03. Individual Rights of Trustee . The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee shall comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer . The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Subsidiary Guarantor in this Indenture or in any document issued in connection with the issuance of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), (i) or (j) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuers, any Subsidiary Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee for the holders of the Notes and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee or if written notice thereof is received by the Trustee, the Trustee shall deliver to each holder notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders.

SECTION 7.06. Reports by Trustee to the Holders. As promptly as practicable after each June 30 beginning with the June 30 following the date of this Indenture, and in any event prior to June 30 in each year, the Trustee shall deliver to each holder a brief report dated as of such June 30 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

The Issuers agree to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Issuers shall pay to the Trustee (acting in any capacity hereunder or in connection herewith) from time to time such compensation, as the Issuers and the Trustee shall from time to time agree in writing, for the Trustee’s acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee (acting in any capacity hereunder or in connection herewith) promptly upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs and expenses of collection and costs and expenses in connection with any proceedings relating to the Indenture, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Subsidiary Guarantors, jointly and severally shall indemnify the Trustee (acting in any capacity hereunder or in connection herewith), including its officers, directors, employees and agents, and shall hold them harmless, against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Note Guarantee against the Issuers or any Subsidiary Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuers, any Subsidiary Guarantor, any holder or any other Person). The obligation to pay such amounts, including any indemnification, shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any Issuer or any Subsidiary Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Subsidiary Guarantor, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuers and the Subsidiary Guarantor, as applicable, and such parties in connection with such defense. The Issuers and the Subsidiary Guarantors shall not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Issuers’ and the Subsidiary Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and the Subsidiary Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

SECTION 7.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property and records held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11. Preferential Collection of Claims Against the Issuers. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated herein.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers and/or the Subsidiary Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (with respect to the holders of the Notes) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.15 and 4.18 and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(c), 6.01(d) and Sections 6.01(e) and 6.01(f) (with respect to Significant Subsidiaries only), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising their legal defeasance option or their covenant defeasance option, the obligations of each Subsidiary Guarantor with respect to the Notes and the Security Documents shall be terminated simultaneously with the termination of such obligations.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e) and 6.01(f) (with respect to Significant Subsidiaries), 6.01(g), 6.01(h), 6.01(i) or 6.01(j) or because of the failure of the Issuers to comply with Section 5.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02. Conditions to Defeasance.

(a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i) the Issuers irrevocably deposit in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) no Default specified in Section 6.01(e) or (f) with respect to the Issuers shall have occurred and be continuing on the date of such deposit;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuers and is not prohibited by Article X;

(v) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(vi) such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04. Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05. Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01. Without Consent of the Holders.

(a) The Issuers and the Trustee may amend this Indenture or the Notes, and the Issuers, the Trustee and the Collateral Agent may amend the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, in each case without notice to or consent of any holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer (with respect to an Issuer) of the obligations of the Issuers under this Indenture and the Notes;

(iii) to provide for the assumption by a Successor Entity of the obligations of a Subsidiary Guarantor under this Indenture, or its Note Guarantee, as applicable, and the Security Documents;

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v) to add a Subsidiary Guarantor or collateral with respect to the Notes or the Note Guarantees or to further secure the Notes;

(vi) to release or subordinate Collateral pursuant to the terms of, and as permitted by, this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement;

(vii) to add additional secured creditors holding Other First Priority Lien Obligations or other Junior Lien Obligations but only to the extent and so long as neither the Incurrence nor the existence of such obligations nor the securing of such obligations with Liens is prohibited by this Indenture or the Security Documents;

(viii) to implement the Restructuring Transactions;

(ix) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Issuers;

(x) to make any change that does not adversely affect the rights of any holder;

(xi) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA; or

(xii) to make changes to provide for the issuance of the Additional Notes (including, without limitation, to add customary registration rights, exchange offer mechanics and related provisions), which shall have terms substantially identical in all material respects to the Initial Notes (other than with respect to customary registration rights), and which shall be treated, together with any outstanding Initial Notes, as a single class of securities.

(b) After an amendment under this Section 9.01 becomes effective, the Issuers shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02. With Consent of the Holders.

(a) The Issuers and the Trustee may amend this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or the Notes with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Subsidiary Guarantor,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9) make any change in the provisions in the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Except as expressly provided by this Indenture, without the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment may modify or release the Note Guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes. In addition, except as expressly provided by this Indenture, without the consent of the holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuers shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers and the Trustee.

(b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, supplement or waiver, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and the

Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03) and that all conditions precedent to the execution and delivery of the supplemental indenture have been complied with.

SECTION 9.07. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14.

ARTICLE X

RANKING OF NOTE LIENS

SECTION 10.01. Relative Rights. The First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement define the relative rights, as lienholders, of holders of Liens securing First Priority Lien Obligations and holders of Liens securing Junior Lien Obligations. Nothing in this Indenture, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement will:

(a) impair, as between the Issuers or any other obligor under this Indenture and holders of Notes, the obligation of the Issuers, which are absolute and unconditional, to pay principal of, premium and interest on Notes in accordance with their terms or to perform any other obligation of the Issuers or any other obligor under this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b) restrict the right of any holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(c) prevent the Trustee, the First Lien Collateral Agent or any holder from exercising against the Issuers or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement); or

(d) restrict the right of the Trustee, the First Lien Collateral Agent or any holder:

(1) to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

(2) to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(3) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article X;

(4) to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

(5) to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

(6) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose, as if it were a holder of unsecured claims;

(x) as to any matter relating to any plan of reorganization; or

(y) any restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding (in each case except as set forth in the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement).

ARTICLE XI

COLLATERAL

SECTION 11.01. Security Documents. The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuers pursuant to the Notes or by the Subsidiary Guarantors pursuant to the Note Guarantees, the payment of all other Notes Obligations and the performance of all other obligations of the Issuers and the Subsidiary Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents which the Issuers and the Subsidiary Guarantors have entered into and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture. Subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Issuers shall, and shall cause each Restricted Subsidiary to, and each Restricted Subsidiary shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Issuers and their Restricted Subsidiaries) the Lien created by the Security Documents on the Collateral (other than with respect to any Collateral the Lien on which is not required to be perfected under the Security Documents) as a perfected first priority Lien.

SECTION 11.02. Collateral Agent.

(a) The Collateral Agent shall have all the rights and protections provided in the Security Documents.

(b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for obtaining or maintaining insurance on any Collateral, for the creation, perfection, priority, sufficiency or protection of any First Priority Lien, or any defect or deficiency as to any such matters. Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee, in its capacity as such, shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien on the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(c) Subject to the Security Documents and the First Lien Intercreditor Agreement, (i) the Trustee shall direct the Collateral Agent and (ii) except as directed by the Trustee, as required or permitted by this Indenture or pursuant to the Security Documents, the holders acknowledge that Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any First Priority Lien; or

(3) to take any other action whatsoever with regard to any or all of the First Priority Liens, Security Documents or Collateral.

(d) The holders of Notes agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement and Security Documents in each of its capacities thereunder.

(e) If the Issuers (i) Incur First Priority Lien Obligations in compliance with this Indenture at any time when the First Lien Intercreditor Agreement is not in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired, and (ii) direct the Trustee to deliver to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement in effect on the Issue Date) in favor of a designated agent or representative for the holders of the First Priority Lien Obligations so Incurred, the holders acknowledge that the Collateral Agent is hereby authorized and directed to enter into such intercreditor agreement, bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

SECTION 11.03. Authorization of Actions to Be Taken.

(a) Each holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms and the terms of this Indenture, appoints the Collateral Agent as its collateral agent, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and authorizes and empowers the Trustee and the Collateral Agent to bind the holders of Notes and other holders of Obligations as set forth in the Security Documents to which it is a party and the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the holders of Notes any funds collected or distributed under the Security Documents to which the Trustee is a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01 and Section 7.02 hereof, and the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the holders, direct, on behalf of the holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the First Priority Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; and/or

(3) collect and receive payment of any and all Obligations.

Subject to the terms of the First Lien Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the First Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien hereunder or be prejudicial to the interests of holders, the Trustee or the Collateral Agent.

SECTION 11.04. Release of Collateral.

(a) Collateral may be released from the Lien created by the Security Documents to secure the Notes and obligations under this Indenture at any time or from time to time in accordance with the provisions of the First Lien Intercreditor Agreement or as provided hereby or in the Security Documents. The applicable assets included in the Collateral shall be automatically released from the Liens securing the Notes, and the applicable Subsidiary Guarantor shall be automatically released from its obligations under this Indenture and the Security Documents, under any one or more of the following circumstances or any applicable circumstance as provided in the First Lien Intercreditor Agreement or the Security Documents:

(1) to enable any Issuer or Subsidiary Guarantor to consummate the disposition of such property or assets to a Person that is not an Issuer or a Subsidiary Guarantor to the extent not prohibited under Section 4.06 and otherwise in compliance with this Indenture;

(2) in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.04 and the definition of “Unrestricted Subsidiary,” and such Subsidiary Guarantor shall be automatically released from its obligations hereunder and under the Security Documents;

(3) in respect of the property or assets of an Issuer, upon the release or discharge of such Issuer’s Notes Obligations in accordance with this Indenture;

(4) in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Note Guarantee of such Subsidiary Guarantor in accordance with this Indenture;

(5) in respect of any property or assets of an Issuer or a Subsidiary Guarantor that would constitute Collateral but is at such time not subject to a Lien securing First Priority Lien Obligations (other than the Notes Obligations), other than any property or assets that cease to be subject to a Lien securing First Priority Lien Obligations in connection with a Discharge of Senior Lender Claims; provided that if such property and assets are subsequently subject to a Lien securing First Priority Lien Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral under this Indenture;

(6) in respect of all or any portion of any Collateral (including any Mortgaged Property), following the delivery of a Project Notice to the Collateral Agent that is applicable to all or such portion of the Collateral and Mortgaged Property, in each case upon the release of the security interest securing the First Priority Lien Obligations in respect of Indebtedness under the Credit Agreement in such Collateral or Mortgaged Properties;

(7) as described under Article IX; and

(8) if and as required by the Security Documents or the First Lien Intercreditor Agreement.

In addition, the Liens granted pursuant to the Security Documents securing the Notes Obligations shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgor (as defined in the Collateral Agreement), as of the date upon (i) all the Obligations under the Notes and this Indenture (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds; (ii) a legal defeasance or covenant defeasance or discharge under Article VIII, or (iii) the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding consent to the termination of the Security Documents.

In connection with any termination or release pursuant to this Section 11.04(a), the Collateral Agent shall execute and deliver to any Pledgor (as defined in the Collateral Agreement), at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral (as defined in the Collateral Agreement) that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Indenture or the Security Documents. Any execution and delivery of documents pursuant to this Section 11.04(a) shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 11.04(a), the Pledgors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements.

Upon the receipt of an Officer’s Certificate from the Issuers, as described in Section 11.04(b) below, if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the First Lien Intercreditor Agreement.

(b) Notwithstanding anything herein to the contrary, in connection with any release of Collateral pursuant to Section 11.04(a), the Collateral Agent shall not be required to execute, deliver or acknowledge any instruments of termination, satisfaction or release unless, in each case, an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent, including, without limitation, this Section 11.04, have been met and stating under which of the circumstances set forth in Section 11.04(a) above the Collateral is being released have been delivered to the Collateral Agent and the Trustee on or prior to the date on which the Collateral Agent executes any such instrument.

(c) Notwithstanding anything herein to the contrary, at any time when an Event of Default has occurred and the maturity of the Notes has been accelerated (whether by declaration or otherwise), the Trustee shall deliver a notice of such acceleration to the Collateral Agent, and no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the holders, except as otherwise provided in the First Lien Intercreditor Agreement.

(d) To the extent necessary and for so long as required for any Issuer or Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any such Issuer or Subsidiary shall not be included in the Collateral with respect to the respective Notes so affected and shall not be subject to the Liens securing such Notes and the Notes Obligations in accordance with and only to the extent provided in the Security Documents.

(e) To the extent required by the TIA, the Issuers shall deliver an Officer’s Certificate to the Trustee within 30 calendar days following the end of each six-month period beginning on June 1 and December 1 of each year, to the effect that all such releases and withdrawals during the preceding six-month period in the ordinary course of the Issuers’ or the Subsidiary Guarantors’ business were not prohibited by this Indenture.

SECTION 11.05. Filing, Recording and Opinions.

(a) The Issuers will comply with the provisions of TIA Sections 314(b), 314(c) and 314(d), except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter or exemptive order issued by the Staff of the SEC, whether issued to an Issuer or any other Person). To the extent the Issuers are required to furnish to the Trustee an Opinion of Counsel pursuant to TIA Section 314(b)(2), the Issuers will furnish such opinion not more than 60 but not less than 30 days prior to each September 30, beginning with September 30, 2018.

(b) Any release of Collateral permitted by Section 11.04 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver a certificate or opinion pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents.

(c) Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

(d) Notwithstanding anything to the contrary herein, the Issuers and their Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if an Officer of the Company determines, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

SECTION 11.06. [Intentionally Omitted.]

SECTION 11.07. Powers Exercisable by Receiver or Trustee . In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuers or the Subsidiary Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or the Subsidiary Guarantors or of any officer or officers thereof required by the provisions of this Article XI; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

SECTION 11.08. Release Upon Termination of the Issuers’ Obligations . In the event (i) that the Issuers deliver to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuers’ obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied (other than those obligations described in Section 8.01(c)), or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII, the Trustee shall deliver to the Issuers and the Collateral Agent a notice stating that the Trustee, on behalf of the holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Trustee shall (or shall direct the Collateral Agent to) do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

SECTION 11.09. Designations . Except as provided in the next sentence, for purposes of the provisions hereof and the First Lien Intercreditor Agreement requiring the Issuers to designate Indebtedness for the purposes of the terms First Priority Lien Obligations and Other First Priority Lien Obligations or any other such designations hereunder or under the First Lien Intercreditor Agreement, any such designation shall be sufficient if the relevant designation provides in writing that such First Priority Lien Obligations or Other First Priority Lien Obligations are permitted under this Indenture and is signed on behalf of the Issuers by an Officer and delivered to the Trustee, the Collateral Agent and the administrative agent under the Credit Agreement. For all purposes hereof and the First Lien Intercreditor Agreement, the Issuers hereby designate the Obligations pursuant to the Credit Agreement as in effect on the Issue Date, as First Priority Lien Obligations.

SECTION 11.10. Taking and Destruction . Subject to the terms of the First Lien Intercreditor Agreement, upon any Taking or Destruction of any Collateral, all Net Insurance Proceeds received by any Issuer or Restricted Subsidiary shall be deemed Net Proceeds and shall be applied in accordance with Section 4.06.

ARTICLE XII

GUARANTEE

SECTION 12.01. Guarantee.

(a) Each Subsidiary Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each holder and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on in respect of the Notes and all other monetary obligations of the Issuers under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guaranteed Obligations of all Subsidiary Guarantors shall be secured by first-priority Liens on the Collateral owned by such Subsidiary Guarantor on a pari passu basis with all Other First Priority Lien Obligations pursuant to the terms of the Security Documents and the First Lien Intercreditor Agreement. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Subsidiary Guarantor, and that each Subsidiary Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Subsidiary Guarantor; (v) the failure of any holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Subsidiary Guarantor, except as provided in Section 12.02(b). Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Subsidiary Guarantors, such that such Subsidiary Guarantor’s obligations would be less than the full amount claimed.

(c) Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ or such Subsidiary Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Subsidiary Guarantor hereunder. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Subsidiary Guarantor.

(d) Each Subsidiary Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) The Note Guarantee of each Subsidiary Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. Pursuant to the Security Documents and the First Lien Intercreditor Agreement, the Liens securing the Note Guarantees will be equal in priority to all Liens on the Collateral granted to secure the First Priority Lien Obligations.

(f) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.

(g) Each Subsidiary Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Subsidiary Guarantor. Each Subsidiary Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at Stated Maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Trustee.

(i) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purposes of this Section 12.01.

(j) Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any holder in enforcing any rights under this Section 12.01.

(k) Upon request of the Trustee, each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture although the Trustee shall have no obligation to make any such request.

SECTION 12.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Note Guarantee as to any Subsidiary Guarantor, including if such Subsidiary Guarantor executes a supplemental indenture in accordance with Section 4.11 hereof and provides a guarantee, shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article XII upon:

(i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii) the Issuers designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii) the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness which resulted in the obligation to guarantee the Notes;

(iv) the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(v) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or Lien in favor of the First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in accordance with Section 11.04.

SECTION 12.03. Successors and Assigns. This Article XII shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.05. Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle any Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.06. Execution of Supplemental Indenture for Future Subsidiary Guarantors. Each Subsidiary and other Person which is required to become a Subsidiary Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary or other Person shall become a Subsidiary Guarantor under this Article XII and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Subsidiary Guarantor is a valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

SECTION 12.07. Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c) in respect of Sections of the TIA that are incorporated by reference in this Indenture pursuant to Section 1.03, the imposed duties shall control.

SECTION 13.02. Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, sent by electronic mail in pdf format or via facsimile or mailed by first-class mail addressed as follows:

if to any Issuer or Subsidiary Guarantor:

VICI Properties 1 LLC

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

Telephone: (702) 820-3800

Attention: Mary Beth Higgins, Chief Financial Officer

Email: Mhiggins@viciproperties.com

Facsimile: (702) 545-6270

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: Carol Anne Huff

Wayne E. Williams

Email: carolanne.huff@kirkland.com; wayne.williams@kirkland.com

Telephone: (312) 862-2000

Facsimile: (312) 862-2200

if to the Trustee:

UMB Bank, National Association

120 South Sixth Street, Suite 1400

Minneapolis, Minnesota 55402

Attention: Gavin Wilkinson

Email: gavin.wilkinson@umb.com

Telephone: 612-337-7001

Facsimile: 612-337-7039

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

575 Madison Ave

New York, New York 10022

Attention: Craig A. Barbarosh

Karen B. Dine

Email: craig.barbarosh@kattenlaw.com; karen.dine@kattenlaw.com

Telephone: (212) 940-8772

Facsimile: (212) 894-5512

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication delivered to a holder shall be delivered electronically or mailed by first class mail to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.

(c) Failure to deliver a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

SECTION 13.03. Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.04. Certificate and Opinion as to Conditions Precedent . Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture (other than the authentication of the Initial Notes), the Issuers shall furnish to the Trustee at the request of the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.06. When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Subsidiary Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or the Subsidiary Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.09. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuers or of any Subsidiary Guarantor or any Parent Entity corporation, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.11. Successors. All agreements of an Issuer and a Subsidiary Guarantor in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Conflict with Other Documents. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control. In the event of a conflict between (x) this Indenture and (y) any Security Document, the terms and provisions of such Security Document shall control.

SECTION 13.15. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.16. Intercreditor Agreements. The terms of this Indenture are subject to the terms of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement. In the event of a conflict between (x) this Indenture and (y) either of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the terms and provisions of the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as the case may be, shall control.

SECTION 13.17. Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 13.17. The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of the Notes shall be proved by the register of the Notes kept by the Registrar.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the holder of any Note shall bind every future holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

If the Issuers shall solicit from the holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a resolution of the Board of Directors or any committee thereof of such Issuers, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the holders of record at the close of business on such record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 13.18. Security Advice Waiver. The parties hereto acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive brokerage confirmations for certain security transactions as they occur, they each specifically waive receipt of such confirmations to the extent permitted by law.

SECTION 13.19. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties hereto agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 13.20. Electronic Means. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

VICI PROPERTIES 1 LLC

By:
Name:
Title:

VICI FC INC.

By:
Name:
Title:

[Indenture]

SUBSIDIARY GUARANTORS:

BALLY’S ATLANTIC CITY LLC
BILOXI HAMMOND, LLC
BLUEGRASS DOWNS PROPERTY OWNER LLC
CAESARS ATLANTIC CITY LLC
GRAND BILOXI LLC
HARRAH’S BOSSIER CITY LLC
HARRAH’S COUNCIL BLUFFS LLC
HARRAH’S LAKE TAHOE LLC
HARRAH’S METROPOLIS LLC
HARRAH’S RENO LLC
HARVEY’S LAKE TAHOE LLC
HORSESHOE BOSSIER CITY PROP LLC
HORSESHOE COUNCIL BLUFFS LLC
HORSESHOE SOUTHERN INDIANA LLC
HORSESHOE TUNICA LLC
MISCELLANEOUS LAND LLC
NEW HARRAH’S NORTH KANSAS CITY LLC
NEW HORSESHOE HAMMOND LLC
NEW TUNICA ROADHOUSE LLC
PROPCO GULFPORT LLC
PROPCO TRS LLC
SOUTHERN INDIANA HOLDCO 1 LLC
SOUTHERN INDIANA HOLDCO 2 LLC
SOUTHERN INDIANA HOLDCO 3 LLC
VEGAS DEVELOPMENT LLC
VEGAS OPERATING PROPERTY LLC

By:
Name:
Title:

S-2

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

S-3

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, société anonyme or any successor or securities clearing agency.

“Definitive Note” means a certificated Note that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

1.2 Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Initial Notes will be issued on the date hereof. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes. (i) In the case of Initial Notes, one or more Global Notes in fully registered form without interest coupons and bearing the Global Notes Legend (collectively, the “Global Notes”) shall be issued on the Issue Date, deposited with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuers and authenticated by the Trustee as provided in the Indenture.

Appendix A-1

In the case of Initial Notes, the Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository and (ii) be delivered to the Trustee as custodian for such Depository.

Members of, or direct or indirect participants in, the Depository, Euroclear and Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or the Trustee as its custodian or under the Global Notes. The Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or its respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Initial Notes, the Depository (a) notifies the Issuers that it is unwilling or unable to continue as depository for such Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed, (y) the Issuers, at their option and subject to the procedures of the Depository, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes and a request has been made by the beneficial owners thereof for such exchange. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g).

Appendix A-2

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Transfers of beneficial interests in any Global Note also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the same Global Note. Beneficial interests in the same Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.l(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

(c) [Reserved].

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such transfer or exchange is effected pursuant to this Section 2.2(d) at a time when a Global Note has not yet been issued, the Issuers shall issue and, upon receipt of a written order of the Issuers in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Notes transferred or exchanged pursuant to this Section 2.2(d).

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing.

(f) [Reserved].

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

Appendix A-3

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08, 4.18 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository, Euroclear or Clearstream or any other Person with respect to the accuracy of the records of the Depository, Euroclear or Clearstream or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository, subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depository, Euroclear or Clearstream, as applicable, in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-4

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE TERMS OF THIS SECURITY ARE SUBJECT TO THE TERMS OF (1) THE INTERCREDITOR AGREEMENT, DATED [ ], 2017, BY AND AMONG WILMINGTON TRUST, NATIONAL ASSOCIATION, AS FIRST LIEN COLLATERAL AGENT, UMB BANK, NATIONAL ASSOCIATION, AS TRUSTEE, AND THE OTHER PARTIES FROM TIME TO TIME PARTY THERETO, AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AND (2) THE INTERCREDITOR AGREEMENT, DATED [ ], 2017, BY AND AMONG WILMINGTON TRUST, NATIONAL ASSOCIATION, AS AGENT UNDER THE CREDIT AGREEMENT, UMB BANK, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT AND THE OTHER PARTIES FROM TIME TO TIME PARTY THERETO, AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

Each Definitive Note shall bear the following additional legends:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF NOTE]

No.	CUSIP No. ISIN No.	[ ] [ ]

First-Priority Senior Secured Floating Rate Notes due 2022

VICI Properties 1 LLC, a Delaware limited liability company, and VICI FC Inc., a Delaware corporation, promise to pay to [            ]1, or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Security attached hereto on October 15, 2022.

Interest Payment Dates: January 15, April 15, July 15 and October 15

Record Dates: January 1, April 1, July 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Cede & Co. shall be the payee for any Global Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

VICI PROPERTIES 1 LLC

By:
Name:
Title:

VICI FC INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

UMB BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY.”

[FORM OF REVERSE SIDE OF NOTE]

First-Priority Senior Secured Floating Rate Notes due 2022

1. Interest

VICI Properties 1 LLC, a Delaware limited liability company, and VICI FC Inc., a Delaware corporation (such entities, and their successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum, reset quarterly, equal to the sum of (A) the greater of (i) LIBOR (as defined in the Indenture) and (ii) 1.00% plus (B) 3.50%, in each case, as may be adjusted by a Notes Interest Rate Increase (as defined below), if any, as determined by the Calculation Agent (as defined in the Indenture). The Issuers shall pay interest quarterly on January 15, April 15, July 15 and October 15 of each year (each an “Interest Payment Date”), commencing January 15, 2018. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date, until the principal hereof is due. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period (as defined in the Indenture) shall be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 5.876545% (or .05876545) being rounded to 5.87655% (or .0587655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards). To the extent lawful, the Issuers shall pay interest on overdue principal at the rate borne by the Notes plus 2.00% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful, in each case, upon receipt of written demand by the Trustee.

In the event the All-in Yield of the Initial Term B Loans (each such capitalized term as defined by the Credit Agreement as of the Issue Date) is increased pursuant to Section 2.21(b)(viii) of the Credit Agreement as in effect on the Issue Date (an “Initial Term B Loan All-in Yield Increase”), the interest rate payable on the Notes shall be increased (the “Notes Interest Rate Increase”) by the same amount the interest rate on the Initial Term B Loans is increased as a result of such Initial Term B Loan All-in Yield Increase, beginning in the Interest Period immediately following the date of the Initial Term B Loan All-in Yield Increase. The Notes Interest Rate Increase shall be provided to the Calculation Agent in an Officer’s Certificate of the Company within ten Business Days of the Initial Term B Loan All-in Yield Increase.

The interest rate on the Notes shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States federal law of general application. The Calculation Agent shall, upon the request of any holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Issuers, the Subsidiary Guarantors and the holders of the Notes.

2. Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on the January 1, April 1, July 1 and October 1 (each a “Record Date”) next preceding the Interest Payment Date even if Notes are canceled after the Record

Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, UMB Bank, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent or Registrar without notice. Any Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Issuers issued the Notes under an Indenture dated as of [ ], 2017 (the “Indenture”), among the Issuers, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuers and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of each Issuer and each Subsidiary Guarantor to consolidate or merge with or into any other Person or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Subsidiary Guarantor has unconditionally guaranteed the Guaranteed Obligations pursuant to the terms of the Indenture.

5. Optional Redemption

On or after October 15, 2018, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered to each holder’s registered address, which in the case of Global Notes shall be the Depository, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100.000%

In addition, prior to October 15, 2018, the Issuers may redeem the Notes at their option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically to the Depository if held by DTC, to each holder’s registered address, which in the case of Global Notes shall be the Depository, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that on or prior to April 15, 2018, the Issuers may redeem the Notes at their option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically to the Depository if held by DTC, to each holder’s registered address, which in the case of Global Notes shall be the Depository, at any time in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Notwithstanding the foregoing, at any time and from time to time prior to October 15, 2018, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount equal to the amount of net cash proceeds of one or more Equity Offerings (1) by the Company (as defined in the Indenture) or (2) by any Parent Entity of Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium equal to the interest rate per annum on the Notes in effect on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures for redemption set forth in the Indenture.

Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice, at the Issuers’

discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is subject to any such conditions precedent, the notice in respect thereof may state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date as so delayed.

6. Mandatory Redemption

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption

Notices of redemption will be delivered electronically or mailed by first class mail at least 30 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee) or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture. If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer, purchases all of such Notes, the Issuers or such third party may redeem all of the Notes that remain outstanding following such purchase at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

In accordance with Sections 4.06 and 4.18 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.

9. Ranking and Collateral

These Notes and the Note Guarantees will be secured by first-priority Liens on the Collateral pursuant to certain Security Documents. The First Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the First Lien Intercreditor Agreement, equal in ranking with all present and future First Priority Lien Obligations and, as set forth in the Junior Lien Intercreditor Agreement, will be senior in ranking to all present and future Liens securing Junior Lien Obligations.

10. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $100 and any integral multiple of $1 in excess thereof. A holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, the holders entitled to the money must look to the Issuers for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

13. Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or the Notes may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. Without the consent of any holder, the Issuers and the Trustee may amend the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or the Notes (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer (with respect to an Issuer) of the obligations of the Issuers under the Indenture and the Notes; (iii) to provide for the assumption by a Successor Entity of the obligations of a Subsidiary Guarantor under the Indenture, the Notes or its Note Guarantee, as applicable, and the Security Documents; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to add a Subsidiary Guarantor or collateral with respect to the Notes or to further secure the Notes; (vi) to release or subordinate Collateral as permitted by the Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement; (vii) to add additional secured creditors holding Other First Priority Lien Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents; (viii) to implement the

Restructuring Transactions; (ix) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Issuers; (x) to make any change that does not adversely affect the rights of any holder; (xi) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, the Indenture under the TIA; or (xii) to make changes to provide for the issuance of any Additional Notes (including, without limitation, to add customary registration rights, exchange offer mechanics and related provisions), which shall have terms substantially identical in all material respects to the Initial Notes (other than with respect to customary registration rights), and which shall be treated, together with any outstanding Initial Notes, as a single class of securities.

15. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary) and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding Notes, in each case, by notice to the Issuers, may declare the principal of, and accrued but unpaid interest on, all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of any Issuer occurs, the principal of, and interest on, all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense and such request is otherwise in compliance with the terms of the Indenture. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability or expense for which it is not adequately indemnified. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking such action.

16. Trustee Dealings with the Issuers

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuers or of any Subsidiary Guarantor or any Parent Entity, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21. CUSIP Numbers; ISINs

The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

[TO BE ATTACHED TO GLOBAL SECURITIES] SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Note is $                    . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale), 4.08 (Change of Control) or 4.18 (Repurchase with Proceeds of Debt Issuance) of the Indenture, check the box:

Asset Sale ☐

Change of Control ☐

Repurchase with Proceeds of Debt Issuance ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale), 4.08 (Change of Control) or 4.18 (Repurchase with Proceeds of Debt Issuance) of the Indenture, state the amount ($100 or any integral multiple of $1 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                ], among [SUBSIDIARY GUARANTOR] (the “New Guarantor”), a subsidiary of [                ] (or its successor), VICI Properties 1 LLC and VICI FC Inc. (collectively, the “Issuers”), and UMB Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of [    ], 2017, providing for the issuance of the Issuers’ First-Priority Senior Secured Floating Rate Notes due 2022 (the “Notes”), initially in the aggregate principal amount of $[    ];

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and an additional Subsidiary Guarantor, if any, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

VICI PROPERTIES 1 LLC

By:
Name:
Title:

VICI FC INC.

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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